UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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AQUA AMERICA, INC.

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AQUA AMERICA, INC.

2019 Annual Meeting of Shareholders

Christopher H. Franklin Chairman, President, and Chief Executive Officer

LETTER TO OUR SHAREHOLDERS

Dear Fellow Shareholder,

I believe when we look back at the history of Aqua America, 2018 will stand out as a momentous year in our company’s story. In the span of one year, Aqua closed on six municipal acquisitions, welcomed our 1-millionth customer connection, and announced our entry into the natural gas distribution business thorough our acquisition of Pittsburgh-based natural gas company Peoples for $4.275 billion.

Today, Aqua is a leader in rebuilding infrastructure and delivering safe and reliable water and wastewater services to our customers in the communities we serve. We remain committed to delivering on our promises to our customers, employees, the communities where we live and work, and you, our shareholders.

Over the last few years, Aqua has experienced tremendous growth – with all our subsidiaries and employees working together. Collaboration across disciplines and geography has always led to the greatest successes for this company, and I’m grateful to be leading this organization as we continue to grow together in the years to come.

Looking ahead, 2019 is poised to be another exciting and important year for Aqua, as we continue to successfully operate and grow our water and wastewater business, while also establishing ourselves in the natural gas industry. We understand the responsibility and opportunity we have to protect public health, the environment and the lives of our customers each and every day. Across the organization, our team of professionals works together to provide safe and reliable water to our customers, and to return treated wastewater to the environment in better condition than when we removed it. And this year, we look forward to welcoming and getting to know the employees and customers of Peoples.

All these successes take dedication at every level of our organization. I am extremely proud of our employees, the leadership team, and our board of directors who are instrumental in helping chart our course. In August 2018, we appointed two new directors who will come up for election for the first time at our annual meeting: Elizabeth B. Amato and Lee C. Stewart. Beth, a seasoned human resources executive, and Lee, a financial consultant, both have contributed to and enabled our vision of excellence. In addition, a new director nominee is presented for election by the shareholders at this meeting, Christopher C. Womack, president of external affairs for Southern Company, an Atlanta-based energy company. These individuals and all our accomplished directors bring a superior caliber of thought leadership that benefits Aqua and its customers, employees, and shareholders.

I’d like to express my deep appreciation to outgoing directors Carolyn J. Burke, William P. Hankowsky, and Wendell F. Holland for their service to our board. Carolyn, who has served since 2016, Bill, who has served since 2004, and Wendell, who has served since 2011, have helped guide Aqua into a new era and I wish them well as they move on to new endeavors.

We look forward to seeing you at our 2019 Annual Meeting of Shareholders which will be held on Thursday, May 2, 2019 at the Omni Richmond Hotel, 100 South 12th Street, Richmond, Virginia 23219 at 8:00 a.m. local time.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2018 Annual Report. On or about March 22, 2019, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

Whether you plan on attending the Annual Meeting in person or not, we encourage you to read the Proxy Statement and all other materials and vote your shares. You may vote over the Internet, by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating, and returning the proxy card enclosed with the proxy materials in the postage-paid envelope that is provided.

On behalf of the senior leadership team, board of directors, and our team of employees who supports Aqua’s mission each day, thank you to our shareholders for your confidence, trust and support.

Sincerely,

Christopher H. Franklin

AQUA AMERICA, INC.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Notice of Annual Meeting of Shareholders

DATE & TIME	LOCATION	RECORD DATE
Thursday, May 2, 2019 8:00 A.M. Local Time	The Omni Richmond Hotel 100 South 12th Street Richmond, Virginia 23219	March 4, 2019

The Annual Meeting of Shareholders of AQUA AMERICA, INC. (the “Company”) will be held at the Omni Richmond Hotel on Thursday, May 2, 2019, at 8:00 A.M., local time, for the following purposes:

1	To consider and take action on the election of seven nominees for directors;	3	To approve an advisory vote on the compensation paid to the Company’s named executive officers for 2018, as disclosed in the Proxy Statement;

2	To consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2019 fiscal year;	4	To approve the Amended and Restated Omnibus Equity Compensation Plan; and

		5	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 4, 2019 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.			By Order of the Board of Directors, CHRISTOPHER P. LUNING Secretary March 22, 2019

We urge each shareholder to promptly sign and return the enclosed proxy card, or to use telephone or internet voting. See our questions and answers about the meeting and the voting section of the proxy statement for information about voting by telephone or internet, how to revoke a proxy and how to vote your shares in person.

FORWARD-LOOKING INFORMATION

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on management’s beliefs and assumptions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized. For details on the uncertainties that may cause the Company’s actual future results to be materially different than those expressed in our forward-looking statements, see our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made. Aqua America, Inc. expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Table of Contents

ii	Proxy Statement Summary
2	Proposal 1
Election of Directors

10	Corporate Governance
18	Director Compensation
19	Proposal 2
Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the 2019 Fiscal Year

20	Report of the Audit Committee
21	Proposal 3
Advisory Vote on the Compensation Paid to the Company’s Named Executive Officers for 2018

22	Executive Compensation
23	Compensation Discussion and Analysis

36	Report of the Executive Compensation Committee

37	Executive Compensation

52	Proposal 4
Approval of the Aqua America, Inc. Amended and Restated Omnibus Equity Compensation Plan

60	Ownership of Common Stock
61	Questions and Answers about the 2019 Annual Meeting
63	Information about Proposals under Consideration at this Meeting
64	Process for Submitting Shareholder Proposals at the Next Annual Meeting
65	Nominating Candidates for Director
66	Communications with the Company or Independent Directors
66	Additional Information
66	Section 16(A) Beneficial Ownership Reporting Compliance
66	Other Matters
A-1	Appendix A
B-1	Appendix B
C-1	Appendix C

2019 Proxy Statement i

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

SUMMARY OF MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING

The following summarizes the items that shareholders are being asked to vote on at the 2019 Annual Meeting:

DATE & TIME	Thursday, May 2, 2019 8:00 A.M. Local Time
LOCATION	The Omni Richmond Hotel 100 South 12th Street Richmond, Virginia 23219
RECORD DATE	March 4, 2019

PROPOSAL1 Election of Directors (Page 2)

The Board of Directors of the Company (the “Board of Directors” or the “Board”) and the Corporate Governance Committee believe that the seven director nominees possess the necessary qualifications, attributes, skills, and experience to provide advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our shareholders.	The Board recommends a vote FOR each director nominee.

PROPOSAL 2 Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the 2019 Fiscal Year (Page 19)

The Board believes that the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP.	The Board recommends a vote FOR Proposal 2.

PROPOSAL 3 Approval, on an Advisory Basis, of the Compensation Paid to the Company’s Named Executive Officers for 2018 (Page 21)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers for 2018 as described in the Compensation Discussion and Analysis (“CD&A”) and the compensation tables and narrative discussion. The Board values shareholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	The Board recommends a vote FOR Proposal 3.

PROPOSAL 4 Approval of the Amended and Restated Omnibus Equity Compensation Plan (Page 52)

The Board believes that its Amended and Restated Omnibus Equity Compensation Plan properly aligns the interests of the Company’s shareholders with those of its management by providing appropriate incentives based upon sound compensation practices.	The Board recommends a vote FOR Proposal 4.

ii 2019 Proxy Statement

Director Nominees

The following table provides summary information about each of the Company’s seven director nominees. Each director shall serve a one-year term if elected.

Name, Primary Occupation and Age	Director Since	Independent	Other Public Company Boards
Elizabeth B. Amato, 62 Executive Vice President and Chief Human Resources Officer United Technologies Corporation	2018	Yes	0
Nicholas DeBenedictis, 73 Chairman Emeritus and Former Chief Executive Officer, Aqua America, Inc.	1992	No	3
Christopher H. Franklin, 53 Chairman, President and Chief Executive Officer, Aqua America, Inc.	2015	No	0
Daniel J. Hilferty[1], 62 President and Chief Executive Officer, Independence Health Group	2017	Yes	0
Ellen T. Ruff, 70 Former President, Duke Energy	2006	Yes	0
Lee C. Stewart, 70 Private Financial Consultant	2018	Yes	3
Christopher C. Womack, 61 President, External Affairs, Southern Company	Nominee	Yes	0

1   Lead Independent Director

Compensation Highlights

✓	Compensation program highly correlated to total shareholder return, adjusted earnings per share, and other financial metrics
✓	Emphasis on performance-based compensation
✓	Significant portion of compensation is variable and at risk
✓	Modest perquisites and other personal benefits
✓	Reasonable change-in-control agreements with double-trigger termination
✓	Clawback policies in place
✓	Shareholder say on pay results in excess of 93% for six years
✓	Shareholding guidelines ensure that executives are aligned with shareholders
✓	Reasonable severance arrangements
✓	No tax gross ups
✓	Compensation committee conducted request for proposal process to determine its independent compensation consultant

Corporate Governance Highlights

We are committed to maintaining strong standards of corporate governance, which promote the long-term interests of our shareholders, strengthen Board and management accountability, and help build public trust in the Company. The “Corporate Governance” section beginning on page 10 describes our corporate governance framework, which includes the following highlights:

✓	Annual election of directors
✓	Majority voting resignation policy in uncontested election of directors
✓	Mandatory retirement age of 75 for directors
✓	Mandatory resignation upon the 15th anniversary of a director elected on or after December 2015
✓	Risk oversight by full Board and all committees
✓	Self-evaluations of the Board and its committees annually and individual directors every second year
✓	Commenced active shareholder engagement program in 2017
✓	Lead independent director with clearly defined and robust responsibilities
✓	Independent audit, compensation, and governance committees
✓	Robust oversight of cybersecurity measures by full Board and Risk Mitigation and Investment Policy Committees
✓	Anti-hedging and anti-pledging policy
✓	Robust director and management stock ownership guidelines
✓	Diversity—approximately 30% of the Board is gender diverse
✓	Board refreshment—since the 2018 Annual Meeting, the Board of Directors appointed two new directors to serve until the 2019 Annual Meeting and has nominated a third new director for the shareholders’ consideration.

2019 Proxy Statement iii

2018 Financial Highlights

During 2018, our leadership team remained focused on growing our customer base through acquisitions, prudently investing capital to renew our aging infrastructure, and creating efficiencies across the organization. Our efforts help to ensure quality water and wastewater for our customers as well as shareholder value. We see great opportunities ahead and remain focused on investing in infrastructure and delivering sustainable growth for our investors. We do this while building on our core values of respect, integrity, and excellence.

•	We made significant investments to build and improve our communities’ infrastructure. Over the past five years, we have invested more than $2 billion in infrastructure improvements, including approximately 870 of miles of pipe replacement and plant upgrades to enhance water quality.
•	In 2018, we invested $495.7 million on infrastructure projects, helping to ensure safe and reliable water for all customers.
•	Revenues were $838.1 million in 2018, an increase of 3.5 percent over 2017.
•	Earnings per share were $1.08 in 2018, including items from the Peoples transaction. Excluding these items, adjusted (non-GAAP) earnings per share were $1.41 compared to earnings per share of $1.35 in 2017.*
•	We added 22,726 customer connections in 2018 and reached the one million water and wastewater customer connection milestone. The total customer connection count increased by more than 2 percent, which includes customers from organic growth and acquisitions. Our acquisitions in 2018 added over $100 million in rate base, and we have signed acquisitions expected to close in 2019 with another $100 million in rate base.
•	From January 1, 2016 to December 31, 2018, the total return to our shareholders, including share price appreciation and dividends paid, shows 23.32 percent growth.
•	In August 2018, the Board of Directors approved a 7 percent increase in the quarterly dividend to an annualized rate of $0.88 per share.
•	We announced an agreement to acquire Peoples, a natural gas distribution utility, in an all-cash transaction that reflects an enterprise value of $4.275 billion, which includes the assumption of approximately $1.3 billion of debt, creating a new infrastructure company well-positioned for growth.
•	We issued an inaugural Corporate Social Responsibility report and submitted our first report to the CDP.

*See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

Below is a chart showing our Total Return to our shareholders over the past 5 years as compared to the S&P 500 Index, the S&P MidCap 400 Utilities Index, and our identified Peer Group.

iv 2019 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2019

The Notice of Annual Meeting, Proxy Statement and 2018 Annual Report to Shareholders are available at: http://ir.aquaamerica.com/

AQUA AMERICA, INC.

762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010

Proxy Statement

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Aqua America, Inc. (“Aqua America”, “Aqua” or the “Company”) to be used at the Annual Meeting of Shareholders to be held on Thursday, May 2, 2019 at 8:00 a.m., local time at The Omni Richmond Hotel, 100 South 12th Street, Richmond, Virginia 23219, and at any adjournments or postponements thereof (“2019 Annual Meeting” or the “Annual Meeting”).

The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement at the rate suggested by the New York Stock Exchange (the “NYSE”) of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation does not exceed $8,000 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

Under rules adopted by the SEC, the Company is furnishing proxy materials to many of its shareholders via the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a notice of availability over the Internet of the proxy materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. The Notice is being sent to shareholders of record as of March 4, 2019 on or about March 22, 2019. Proxy materials, which include the Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2018, including financial statements and other information with respect to the Company and its subsidiaries (the “Annual Report”), are first being made available to shareholders of record as of March 4, 2019, on or about March 22, 2019. Additional copies of the Annual Report may be obtained by writing to the Company at the address and in the manner set forth under “Additional Information” on page 66.

PURPOSE OF THE MEETING

As the meeting is the Annual Meeting of Shareholders, the shareholders of the Company will be requested to:

•	Consider and take action on the election of seven nominees for directors;
•	Consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2019 fiscal year;
•	Approve a non-binding advisory vote on the compensation paid to the Company’s named executive officers for 2018 as disclosed in this Proxy Statement;
•	Approve the Amended and Restated Omnibus Equity Compensation Plan; and
•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

2019 Proxy Statement 1

PROPOSAL1 Election of Directors

All of the director nominees who are elected, will be elected for a one-year term expiring at the 2020 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. In accordance with the Company’s Corporate Governance Guidelines, the Chairperson of the Corporate Governance Committee reported to the Corporate Governance Committee that Elizabeth B. Amato, Nicholas DeBenedictis, Christopher H. Franklin, Daniel J. Hilferty, Ellen T. Ruff, Lee C. Stewart and Christopher C. Womack would be willing to serve on the Board of Directors, if elected. Mr. Womack was recommended as a first-time director nominee by a third-party search firm. The Corporate Governance Committee reviewed the qualifications of the director nominees in relation to the criteria for candidates for nomination for election to the Board of Directors under the Company’s Corporate Governance Guidelines. The Corporate Governance Committee voted to recommend to the Board of Directors, and the Board of Directors approved, the nomination of Ms. Amato, Mr. DeBenedictis, Mr. Franklin, Mr. Hilferty, Ms. Ruff, Mr. Stewart, and Mr. Womack for election as directors at the 2019 Annual Meeting, with each nominee abstaining from the vote with respect to his or her nomination, as applicable.

Therefore, seven nominees will stand for election by a plurality of the votes cast at the 2019 Annual Meeting. At the 2019 Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the seven nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card or the record holder does not have discretionary voting power under the NYSE rules (see “What is the proxy?” on page 61 and “Information About Proposals Under Consideration at This Meeting” on page 63). Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or become unwilling to serve as a director. Each nominee has stated his or her willingness to serve and the Company believes that the nominees will be available to serve.

Information Regarding Nominees

For each of the seven nominees for election as directors at the 2019 Annual Meeting, set forth below is information as to the positions and offices with the Company held by each, the principal occupation of each during at least the past five years, the directorships of public companies and other organizations held by each and the experience, qualifications, attributes or skills that, in the opinion of the Corporate Governance Committee and the Board of Directors, make the individual qualified to serve as a director of the Company. The chart below summarizes the experience, qualifications, attributes, and skills of each of the nominees:

Experience, Qualifications, Attributes and Skills	Utility Industry	Regulatory	Financial	Legal/ Government	Leadership	Mergers & Acquisitions	Geographic Diversity	“C-Suite” Experience
Amato				√	√	√	√	√
DeBenedictis	√	√	√	√	√	√		√
Franklin	√	√	√	√	√	√		√
Hilferty		√	√		√	√		√
Ruff	√	√		√	√	√	√	√
Stewart	√	√	√		√	√	√	√
Womack	√	√		√	√		√	√

2 2019 Proxy Statement

Nominees for Election at the 2019 Annual Meeting

ELIZABETH B. AMATO

Director since 2018 Age 62	Executive Vice President and Chief Human Resources Officer, United Technologies Corp.

Biography:

Ms. Amato is Executive Vice President & Chief Human Resources Officer of United Technologies Corp. (“UTC”) since November 2015. Prior to that, she was Senior Vice President, Human Resources and Organization of UTC from August 2012 to November 2015, with global responsibility for UTC’s Human Resources and Communications functions. Ms. Amato joined UTC in 1985 at Pratt & Whitney and has held a variety of the most senior human resources leadership positions across the corporation in both aerospace and commercial building systems, including UTC Climate, Controls & Security (2011-2012), Carrier (2010-2011), Pratt & Whitney (2006-2009) and Sikorsky (1997-2006). Ms. Amato is a recipient of the YWCA Women Achievers Award and is currently a member of the National Academy of Human Resources CHRO Board Academy and is a member of the Board of Directors for Children’s Healthcare Charity, Inc.

Qualifications:

Ms. Amato has over 30 years of experience in various roles with responsibilities ranging from integrating acquisitions to human resources to executive compensation. The Board of Directors views Ms. Amato’s independence, her broad experience, and her leadership roles within the industry as important qualifications, skills and experience that support the Board of Director’s conclusion that Ms. Amato should serve as a director of the Company.

Member, Corporate Governance Committee Member, Executive Compensation Committee

2019 Proxy Statement 3

NICHOLAS DEBENEDICTIS

Director since 1992 Age 73	Chairman Emeritus, Aqua America, Inc.

Biography:

Mr. DeBenedictis is Chairman Emeritus of the Board, having retired as Chief Executive Officer of the Company in 2015 and as non-executive Chairman of the Board in 2017. Mr. DeBenedictis was Chief Executive Officer from 1992 until 2015 and Chairman of the Board from 1993 until 2017. Between April 1989 and June 1992, he served as Senior Vice President for Corporate Affairs of PECO Energy Company (an Exelon Corporation). From December 1986 to April 1989, he served as President of the Greater Philadelphia Chamber of Commerce and from 1983 to 1986 he served as the Secretary of the Pennsylvania Department of Environmental Resources. Mr. DeBenedictis is a director of Exelon Corporation, P.H. Glatfelter Company and Mistras Group. He also serves on the Boards of Pennsylvania area non-profit, civic, and business organizations, including Independence Health Group.

Qualifications:

In addition to his knowledge and experience as the Company’s previous Chairman of the Board from 1993 to 2017 and Chief Executive Officer from 1992 to 2015, and his prior experience as a senior executive of a major electric utility, Mr. DeBenedictis has experience as the head of Pennsylvania’s environmental regulatory agency. He serves as a director of three other public companies, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. Mr. DeBenedictis has also held leadership positions with various, educational, business, civic and charitable institutions. The Board of Directors views Mr. DeBenedictis’ experience with various aspects of the utility industry and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. DeBenedictis should serve as a director of the Company.

Member, Risk Mitigation and Investment Policy Committee

4 2019 Proxy Statement

CHRISTOPHER H. FRANKLIN

Director since 2015 Age 53	Chairman, President, and Chief Executive Officer, Aqua America, Inc.

Biography:

Christopher H. Franklin is Chairman, President, and Chief Executive Officer of the Company. Mr. Franklin has worked for the Company for 27 years in a variety of leadership positions: Mr. Franklin served as President and Chief Executive Officer (July 2015 to December 2017); as Executive Vice President, and President and Chief Operating Officer, Regulated Operations (January 2012 to July 2015); Regional President—Midwest and Southern Operations and Senior Vice President, Public Affairs (January 2010 to January 2012); Regional President—Southern Operations and Senior Vice President, Public Affairs and Customer Relations (February 2007 to January 2010); Vice President, Public Affairs and Customer Operations (May 2005 to February 2007); Vice President, Corporate and Public Affairs (February 1997 to May 2005); and Manager Corporate & Public Affairs (December 1992 to February 1997).

Qualifications:

Since joining the Company in December 1992 as manager, corporate and public affairs, Mr. Franklin headed several successful projects, including advocacy for the passage of legislation designed to provide customers of state-regulated water and wastewater utilities with improved water quality and better water and wastewater systems while allowing a fair and reasonable return for shareholders. Before joining the Company, Mr. Franklin worked at PECO Energy Company (an Exelon company) where he was regional, civic and economic development officer, responsible for the review, recommendation and promotion of economic development initiatives in the Philadelphia region. Mr. Franklin earned his B.S. from West Chester University and his M.B.A. from Villanova University. Mr. Franklin has served on the board of ITC, Holdings, NYSE:ITC before the company was sold in 2016. Mr. Franklin is active in the community and serves on the following nonprofit boards: University of Pennsylvania Board of Trustees, Philadelphia, PA and West Chester University’s Council of Trustees, West Chester, PA. The Board of Directors views Mr. Franklin’s extensive experience with the Company, capabilities, and his demonstrated leadership roles with the Company and in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Franklin should serve as a director of the Company.

Chair, Executive Committee; Member, Risk Mitigation and Investment Policy Committee

2019 Proxy Statement 5

DANIEL J. HILFERTY

Director since 2017 Age 62	Lead Independent Director, Aqua America, Inc. President and CEO, Independence Health Group

Biography:

Mr. Hilferty has served as the President and Chief Executive Officer of Independence Health Group (“IHG”), one of the nation’s leading health insurers serving 9 million customers in 25 states and Washington D.C., since 2010. Mr. Hilferty is past Chairman of the Board of Directors for the Blue Cross and Blue Shield Association, serves on the Executive Committee of the Board of Directors of America’s Health Insurance Plans, and on the Board of Directors of BCS Financial, where he serves as Chairman of the BCS Audit Committee. In 2015, he served as co-chair on the Executive Leadership Cabinet of the World Meeting of Families. Prior to 2010, Mr. Hilferty was President and Chief Executive Officer of the AmeriHealth Mercy Family of Companies, Executive Director of PennPORTS in the administration of Pennsylvania Governor Robert P. Casey, and Assistant Vice President overseeing community and media relations for Saint Joseph’s University. Mr. Hilferty also served on the Board of Directors for Fund III of Franklin Square Investments.

Qualifications:

Mr. Hilferty has extensive knowledge and experience in the areas of mergers and acquisitions, the health care field, and government relations and regulation. Based on Mr. Hilferty’s experience, qualifications, and knowledge, in 2017, the Board of Directors determined that Mr. Hilferty should serve as its Lead Independent Director. Prior to doing so, the Board reviewed, as part of its independence determination, information that IHG serves as the administrator for the Company’s self-insured health plans for the employees of the Company and its subsidiaries. The Board then determined that Mr. Hilferty is independent in accordance with the Company’s corporate governance guidelines and applicable NYSE and SEC requirements. The Board of Directors views Mr. Hilferty’s independence, his experience with regulation, his reputation in the healthcare industry, and his leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Hilferty should serve as a director of the Company.

Lead Independent Director Chair, Corporate Governance Committee Member, Executive Committee Member, Executive Compensation Committee

6 2019 Proxy Statement

ELLEN T. RUFF

Director since 2006 Age 70	Former President, Duke Energy

Biography:

Ms. Ruff was President, Office of Nuclear Development, for Duke Energy Corporation, from December 2008 until her retirement in January 2011. Ms. Ruff was a partner at the law firm of McGuire Woods LLP from 2011 to 2018. From April 2006 through December 2008, Ms. Ruff was President of Duke Energy Carolinas, an electric utility that provides electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined Duke Energy in 1978 and during her career held a number of key positions, including: Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs.

Qualifications:

Ms. Ruff has over 30 years of experience with a major utility company in various management, operations, legal planning and public affairs positions. Ms. Ruff has lived and worked in North Carolina, an important area of the Company’s operations, for many years. The Board of Directors has determined that Ms. Ruff is an independent director. The Board of Directors views Ms. Ruff’s independence, her experience with various aspects of the utility industry, her knowledge of North Carolina and her demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Ms. Ruff should serve as a director of the Company.

Chair, Executive Compensation Committee Member, Executive Committee Member, Corporate Governance Committee

2019 Proxy Statement 7

LEE C. STEWART

Director since 2018 Age 70	Private Financial Consultant

Biography:

Mr. Stewart is a private financial consultant with over 25 years of experience as an investment banker. He was Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was Chief Financial Officer of Foamex International, Inc. Mr. Stewart has been a director of P.H. Glatfelter Company, a New York Stock Exchange-listed global supplier of specialty papers and engineered materials, since 2002. Mr. Stewart serves as a director of Mood Media Corp., a publicly traded media and marketing company, and as a director of Hexion Holdings, LLC, a global leader in thermoset resins. Mr. Stewart was a director of ITC Holdings Corp., a New York Stock Exchange-listed electricity transmission company, from 2005 to 2016 when ITC was acquired by Fortis. Mr. Stewart also served as a director of AEP Industries, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011, and Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials, from May 2013 through its successful emergence from bankruptcy in October 2014. Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance. He has over 23 years of experience as a public company director, having first served on the board of a public company in 1996.

Qualifications:

Mr. Stewart has over 25 years of experience as an investment banker and over 23 years of experience as a director of a public company. Mr. Stewart possesses significant experience with financial services, finance and banking, public company accounting and financial reporting, strategic planning, operations and risk management, and corporate governance. The Board of Directors has determined that Mr. Stewart is an independent director. The Board of Directors views Mr. Stewart’s independence and his experience in the financial services industry and on a public company board as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Stewart should serve as a director of the Company.

Member, Audit Committee Member, Risk and Investment Policy Committee

8 2019 Proxy Statement

CHRISTOPHER C. WOMACK

Director Nominee Age 61	President, External Affairs, Southern Company

Biography:

Mr. Womack has served as President, External Affairs, Southern Company, a leading American gas and electric utility holding company based in Atlanta, Georgia, from December 2008 until the present. He has worked in various executive leadership positions at Southern Company since 1988, including Executive Vice President, Georgia Power Company from March 2006 to December 2008; Senior Vice President, Fossil & Hydro Power, Georgia Power Company from December 2001 to March 2006; and Senior Vice President, Human Resources from March 1998 to December 2001. From 1979 to 1987 he served as a legislative aide in the U.S. House of Representatives.

Qualifications:

Mr. Womack has over 20 years of experience as an executive of a gas and electric utility. Mr. Womack possesses significant experience with utility operations, human resources and governmental affairs. The Board of Directors has determined that Mr. Womack is an independent director. The Board of Directors views Mr. Womack’s independence and his leadership experience as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Womack should serve as a director of the Company.

The Board of Directors Unanimously Recommends that the Shareholders Vote for the Election of Ms. Amato, Mr. DeBenedictis, Mr. Franklin, Mr. Hilferty, Ms. Ruff, Mr. Stewart and Mr. Womack as directors.

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Corporate Governance

The Board of Directors operates pursuant to a set of written Corporate Governance Guidelines. Copies of these Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.aquaamerica.com. Our website is not part of this Proxy Statement. References to our website address in this Proxy Statement are intended to be inactive textual references only.

Director Independence

The Board of Directors is, among other things, responsible for determining whether each of the directors is independent in light of any relationship such director may have with the Company. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE. Under the Company’s Corporate Governance Guidelines, a director will not be deemed independent if:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•	the director (A) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm, (C) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;
•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
•	the director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member who is not an executive officer, other than compensation for service as an employee of the Company;
•	the director is an executive officer or employee, or someone in her/his immediate family is an executive officer, of another company that, during any of the other company’s past three fiscal years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year of the other company, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or
•	the director serves as an executive officer of a charitable organization and, during any of the charitable organization’s past three fiscal years, the Company made charitable contributions to the charitable organization in any single fiscal year of the charitable organization that exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of the categorical standards set forth above (a) a person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, (b) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act, and (c) the “Company” includes Aqua and its consolidated subsidiaries. In addition to these categorical standards, no director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, shareholder, director or officer, of an organization that has a relationship with the Company). When making independence determinations, the Board of Directors broadly considers all relevant facts and circumstances surrounding any relationship between a director or nominee and the Company. Transactions, relationships and arrangements between directors or members of their immediate family and the Company that are not addressed by the categorical standards may be material depending on the relevant facts and circumstances of such transactions, relationships and arrangements. The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations for the current Board of Directors:

1.	During 2018, the Company made contributions to charitable or civic organizations for which the following directors serve as directors, trustees or executive officers: Mr. DeBenedictis, Mr. Franklin, Mr. Hankowsky, and Mr. Hilferty. None of the Company’s contributions exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.
2.	During 2018, the Company provided water service at normal tariff rates to Liberty Property Trust or its affiliates, IHG or its affiliates, Exelon Corporation (“Exelon”) or its affiliates, Main Line Health Systems or its affiliates (“Main Line Health”), and to Bryn Mawr Bank Corp. or its affiliates (“Bryn Mawr Trust”). Mr. Hankowsky serves as an executive officer of Liberty Property Trust, Mr. Hilferty serves as President and Chief Executive Officer of IHG, Mr. DeBenedictis serves as a member of the Board of Directors of Exelon, and Mr. Holland is a Trustee of Main Line Health and serves as a member of the Board of Directors of Bryn Mawr Trust. Exelon or its affiliates provides electric service at tariff rates to the Company. The amounts paid to the Company by these other entities, and paid by the Company to Exelon are pursuant to tariff rates or a contract that is filed with the Pennsylvania Public Utility Commission, are not material to these entities or the Company.

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Corporate Governance

3.	The Company has banking arrangements with Citizens Financial Group or its affiliates, and Mr. Hankowsky is a member of the Board of Directors of Citizens Financial Group. The amounts paid by the Company to Citizens Financial Group or its affiliates are not material to these entities or to the Company.
4.	The Company has insurance arrangements with IHG or its affiliates. The Company contracts with IHG to serve as the administrator of the Company’s self-insured medical plans for the Company’s employees. As a benefit of employment, the Company offers its employees medical insurance benefits through plans established by IHG. The Company is self-insured for all of these plans, and has contracted with IHG to serve as the administrator of the Company’s medical plans. As compensation for these administrative services, the Company paid fees to IHG. For each of the last three fiscal years, the fees paid to IHG, IHG’s gross revenues, and the fees as a percentage of IHG’s gross revenues were as follows:

Fiscal Year	Fees Paid to IHG	IHG Gross Revenues	Fees Paid as a Percentage of IHG Gross Revenues
2016	$1,455,046	$16,700,000,000	0.009%
2017	$2,313,302	$16,400,000,000	0.014%
2018	$2,125,045	$17,000,000,000	0.013%

Under the self-insured nature of the medical plans, the Company also submitted payments to IHG to maintain the necessary insurance reserves and to pay medical claims made for such years. As administrator, these payments were “pass through” payments and do not represent compensation to, or revenue of, IHG. The following “pass through” payments were made to IHG in the last three fiscal years:

Fiscal Year	Pass Through Payments
2016	$14,985,194
2017	$12,763,289
2018	$14,303,630

Mr. Hilferty is President and Chief Executive Officer of IHG. The amounts paid by the Company to IHG are not material to IHG or to the Company.

5.	Mr. DeBenedictis is a member of the Board of Directors of IHG.
6.	Southern Company or its affiliates provides natural gas service at tariff rates to the Company and sold goods to the company pursuant to an existing contractual relationship. The amounts paid by the Company to these entities are not material to these entities or the Company. Mr. Womack serves as President, External Affairs of Southern Company.

Based on a review applying the standards set forth in the Company’s Corporate Governance Guidelines, including a review of the applicable NYSE, SEC, and Company standards, and considering the relevant facts and circumstances of the transactions, relationships, and arrangements between the directors and the Company described above, the Board of Directors has affirmatively determined that each director and nominee for director, other than Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer, and Mr. DeBenedictis, the Company’s Chairman Emeritus and former Chief Executive Officer, is independent.

Board of Directors Leadership Structure

In 2017, the Board of Directors determined to recombine the roles of Chairman and Chief Executive Officer. Currently, Mr. Franklin serves as Chairman of the Board and Chief Executive Officer. The Board of Directors believes this structure provides continuity and efficiency for the Company, while providing clear accountability to the execution of the Company’s strategy and its results. Under this present structure, the Board of Directors annually elects a Lead Independent Director to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. At the same time that Mr. Franklin was appointed Chairman, Mr. Hilferty was elected the Lead Independent Director. In 2018, Mr. Hilferty was re-elected as Lead Independent Director.

The duties and powers of the Lead Independent Director include:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;
•	Serving as liaison between the independent directors and the Chairman of the Board;
•	Consulting with the Chairman of the Board, reviewing and approving meeting agendas and information provided to the Board for meetings, including the authority to add items to the agendas for any such meeting;
•	Reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

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Corporate Governance

•	Having the authority to call executive sessions of the independent directors and to prepare the agendas for such executive sessions;
•	If requested by major shareholders, ensuring that he is available for consultation and direct communications;
•	Serving as a member of the Executive Committee;
•	In the event of the death or incapacity of the Chairman, becoming the acting Chairman of the Board until a new Chairman is selected; and
•	Having the authority (with the approval of at least the majority of the directors) to engage such legal, financial or other advisors as the independent directors shall deem appropriate at the expense of the Company and without consultation or the need to obtain approval of any officer of the Company.

Age and Term Limits

The Board believes that term limits are an important element of good governance. However, it also believes that it must strike the appropriate balance between the contribution of directors who have developed, over a period of time, meaningful insight into the Company and its operations, and therefore can provide an increasing contribution to the Board as a whole. Accordingly, in 2015, the Board established that upon the fifteenth anniversary of a director accepting an initial appointment or election to the Board of Directors, the director shall tender his or her resignation to the Board (the “Term Limit Policy”). The Term Limit Policy does not apply to directors who were elected on or before December 1, 2015.

In 2017, the Board also re-evaluated its position on mandatory retirement based upon the age of a director. Following extensive research, including conducting an outreach program to the Company’s largest shareholders in which the Company sought the opinion of those shareholders, the Board determined that increasing the age for a director to submit his or her resignation from the Board of Directors to 75 was appropriate. As such, all directors are required to submit their resignation from the Board effective as of their 75th birthday.

Annual Peer, Committee, Board Evaluation

Each year, directors complete a targeted questionnaire to assess the performance of the Board and each of the standing Committees. Every second year, directors complete a targeted questionnaire to assess the performance of the directors individually. Both questionnaires elicit quantitative and qualitative ratings in key areas of Board operation and function. Each Committee member completes questions to evaluate how well the Committees on which he or she serves are functioning and to provide suggestions for improvement.

In 2018, the Lead Independent Director and the Chairman met with each director, provided the results of the evaluations to each director, and discussed the director’s participation, preparation, and performance.

Shareholder Engagement

In 2018, the Company continued its governance outreach campaign to our top 25 shareholders. We engaged with every shareholder who accepted our offer to meet. We covered numerous topics, including executive compensation matters, merger and acquisition strategy, the impact of Pennsylvania’s anti-takeover laws on such strategy, sustainability, and social and governance issues. In addition to the annual governance campaign, as a part of its investor relations program management met with over 125 institutional holders, participated in 10 conferences, and conducted various retail shareholder efforts.

Director Onboarding

In 2018, the Company appointed Ms. Amato and Mr. Stewart as directors. In addition to informal meetings with the existing directors, and in conjunction with their appointment, Ms. Amato and Mr. Stewart participated in an onboarding process that included in-depth meetings with the named executive officers focused on items such as mergers and acquisition strategy, regulatory matters, utility accounting and financing, water and wastewater operations, Board governance functions, Pennsylvania law, and the Company’s Articles of Incorporation, Bylaws, and Corporate Governance Guidelines.

Oversight of Risk Management

The Board oversees management’s risk management activities through a combination of processes:

•	Pursuant to its charter, the Risk Mitigation and Investment Policy Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s risk management practices, the Company’s compliance with legal and regulatory requirements, the Company’s potential investments in acquisitions and growth vehicles, and to review and approve the Company’s risk management framework.
•	At least quarterly, the Risk Mitigation and Investment Policy Committee reviews the results of the Company’s enterprise risk management process, and management presents to the Board a report on the status of the risks and the metrics used to monitor those risks. Each risk that is tracked as part of the enterprise risk management process has a member of the Company’s management who serves as the owner and monitor for that risk. The risk owners and monitors report on the status of their respective risks at the quarterly meeting of management’s Compliance Committee. The information discussed at the Compliance Committee meeting is then reviewed by the Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Director of Internal Audit. The results of the Disclosure Committee’s meetings are presented to the Risk Mitigation and Investment Policy Committee or the Audit Committee each quarter, as appropriate.

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•	The Audit Committee, in consultation with management, the independent registered public accountants and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee meets in executive session with the Director of Internal Audit and with the independent registered public accountants at the end of each Audit Committee meeting. The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation. At least annually, the Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program.
•	The Company’s Internal Audit department reports directly to the Chair of the Audit Committee.
•	The Corporate Governance Committee leads an annual discussion by the Board of Directors regarding the Company’s strategic plans and management’s performance with respect to such plans.
•	In administering the executive compensation program, the Executive Compensation Committee desires to strike an appropriate balance among the elements of our compensation program to achieve the program’s objectives. Each of the elements of the program is discussed in greater detail in this Proxy Statement. As a result of its review of the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Executive Compensation Committee does not believe that the risks the Company faces are materially increased by the Company’s compensation programs and, therefore, the Executive Compensation Committee believes that the compensation program does not create the reasonable likelihood of a material adverse effect on the Company.
•	In 2017, the Board of Directors implemented an oversight process of the Company’s cybersecurity risk assessment and security measures. By receiving at least quarterly reports, the Board of Directors and the Risk Mitigation and Investment Policy Committee ensure that the Company is devoting the appropriate amount of resources to ensure that the risk of a cybersecurity breach is mitigated and that there is a clear response plan in the event of a breach.
•	In 2017, management developed a Company-wide Enterprise Risk Management process intended to identify, prioritize and monitor key risks that may affect the Company. Management reports the progress and the results of the Enterprise Risk Management program to the Risk Mitigation and Investment Policy Committee at least quarterly.
•	Management receives approval from the Risk Management and Investment Policy Committee on all potential acquisitions valued in excess of $10 million, briefs the Board of Directors on acquisitions valued in excess of $10 million, and the Board approves every acquisition valued in excess of $25 million or which involves the issuance of the Company’s common stock as part of the consideration.
•	In addition to updates at each Board meeting by operating management regarding any significant operational, acquisition, or environmental matters, management provides the Board with an annual update on environmental matters by the Company’s Chief Environmental Officer in connection with presentation by the Company’s Vice President, Corporate Engineering on the Company’s proposed capital spending plans and by its Senior Vice President, General Counsel, and Secretary in connection with the Company’s Enterprise Risk Management program.

The Board believes that the present leadership structure, along with the important risk oversight functions performed by management, the Audit Committee, the Risk Mitigation and Investment Policy Committee, the Executive Compensation Committee, the Corporate Governance Committee and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

Code of Ethics

In 2018, the Company updated its Code of Ethical Business Conduct for its directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as defined by the rules adopted by the SEC pursuant to Section 406(a) of the Sarbanes-Oxley Act of 2002. The Code of Ethical Business Conduct covers a number of important subjects, including: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior, and was updated to reflect changes in leadership structure and to stress the Company’s core values of Respect, Integrity, and Excellence.

Copies of the Company’s Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.aquaamerica.com. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officers or directors) on its website.

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Corporate Governance

Director Share Ownership Guidelines

In December 2015, the Board of Directors approved share ownership guidelines for each director to own shares of Company common stock having a value equal to five times the annual base cash retainer for directors. Directors had up to three years from December 2015 or upon appointment, whichever is later, to attain this new guideline share ownership level. In 2017, the Board of Directors approved a modification to these guidelines prohibiting a director from selling Company common stock until the director has attained the required share ownership. Once the required share ownership level is attained, the director must maintain the level of share ownership for the duration of the director’s service. As of December 31, 2018, each director nominee owned sufficient shares to comply with these guidelines, except Ms. Amato and Mr. Stewart, who have been directors since 2018, Mr. Hilferty, who has been a director since 2017, and Mr. Womack, who is standing for election for the first time.

The below chart shows the shareholdings of the director nominees as of December 31, 2018:

Director	Shares to be held based upon December 31, 2018 share price	Shares Owned
Amato	11,700	1,134
DeBenedictis	11,700	30,389
Franklin	N/A	110,950
Hilferty	11,700	6,404
Ruff	11,700	27,129
Stewart	11,700	11,134
Womack	N/A	N/A

Anti-Hedging and Anti-Pledging Policy

We believe that issuance of incentive and compensatory equity awards to our directors and named executive officers along with our stock ownership guidelines help to align the interests of such officers with our shareholders. As part of our insider trading policy, we prohibit all directors and officers from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. None of our directors nor any of our named executive officers pledged any shares of Company stock during 2018. None of our directors nor any of our named executive officers engaged in any hedging or pledging activities with respect to the Company stock during 2018.

Environmental Stewardship

The Company has been in the business of practicing sustainability and corporate social responsibility for more than 130 years. Each year, the Company delivers more than 86 billion gallons of water, the Earth’s single most essential resource, to approximately 3 million people across eight states. Our top priority is to provide our customers with water that is safe to drink and is treated through the most sustainable and environmentally friendly methods available.

The Company also focuses on rebuilding aging infrastructure in the states in which it operates. In 2018, the Company published its first Corporate Social Responsibility (“CSR”) report and reinforced its commitment to environmental stewardship by joining the CDP, an international not-for-profit organization that runs a global disclosure system for companies to manage their environmental impacts. For 2018, the Company’s CDP ranking was among the top 40 percent of U.S. companies in terms of its understanding of climate change impact on business and the positioning of senior leadership to oversee key environmental issues.

The Board of Directors receives reports at regularly scheduled meetings on safety, sustainability, and environmental stewardship matters. These programs are overseen and managed by the Company’s senior leadership. A significant portion of the performance-based goals for our executives focus on these important issues.

Our corporate responsibility and sustainability programs consist of:

•	conservation and stewardship of water, including compliance with federal and state regulations, delivering safe water, implementing programs to manage water resources and reducing water loss, and consistently assessing and updating our water treatment technology;
•	focusing on proper treatment of wastewater;
•	reducing solid waste production;
•	as a consumer ourself, aiming for efficient and responsible energy usage in its facilities and fleet of vehicles and construction equipment, including a commitment to the use of renewable energy;
•	reducing greenhouse gas emissions and energy consumption;

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Corporate Governance

•	responding to natural disasters, such as hurricanes and floods; and
•	rebuilding water and wastewater infrastructure from our position as a national leader in infrastructure investment.

In addition, the Company is dedicated to creating a sustainable working atmosphere for its employees to attract and retain the best employees. Its programs include a commitment to diversity, building a culture of inclusion, supporting employee wellness and focusing on safety for our employees. In 2017, the Company was named as a winning “W” Company by 2020 Women on Boards because its board of directors was made up of 25 percent women.

The Company also devotes a significant amount of time to improving its customer experience, including customer education and customer security, and maintaining and growing its supplier diversity programs. Finally, the Company actively encourages corporate giving and volunteerism by its leadership, employees, suppliers, and vendors.

Cybersecurity Management

In 2018, the Board of Directors oversaw the Company’s cybersecurity risk assessment and security measures. By receiving at least quarterly reports, the Board of Directors and the Risk Mitigation and Investment Policy Committee ensure that the Company is devoting the appropriate amount of resources to ensure that the risk of a cybersecurity breach is mitigated and that there is a clear response plan in the event of a breach.

Policies and Procedures for Approval of Related Person Transactions

The Board has a written policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which: (1) the Company is a participant, (2) any related person has a direct or indirect material interest, and the annual amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

Under this policy, a related person means: (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee; (b) any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or (d) any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

The Corporate Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and approving any related person transaction. In its review and approval of related person transactions (including its determination as to whether the related person has a material interest in a transaction), the Corporate Governance Committee will consider, among other factors:

•	The nature of the related person’s interest in the transaction;
•	The material terms of the transaction, including, without limitation the amount and type of transaction;
•	The importance of the transaction to the related person;
•	The importance of the transaction to the Company;
•	Whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and
•	Any other matters the Corporate Governance Committee deems appropriate.

The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Board and Board Committees

During 2018, our Board of Directors consisted of Elizabeth A. Amato, Carolyn J. Burke, Nicholas DeBenedictis, Christopher

H. Franklin, William P. Hankowsky, Daniel J. Hilferty, Wendell F. Holland, Ellen T. Ruff and Lee C. Stewart. Ms. Burke and Mr. Hankowsky and Mr. Holland are not standing for re-election as a director. Mr. Hankowsky and the Corporate Governance Committee evaluated his time commitments including his service as Chief Executive Officer and Chairman of the Board of Liberty Property Trust and as a member of Citizens Financial Group board of directors in addition to the Company’s Board. The Corporate Governance Committee was aware that Ms. Burke accepted a new position which required her service on several internal boards and her singular focus on her new position.

The Company’s Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate an Executive Committee and one or more other committees, with each such committee to consist of two or more directors except for the Audit Committee and Executive Compensation Committee, which must have at least three members. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation, Risk

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Corporate Governance

Mitigation and Investment Policy, and Corporate Governance Committees. The Board may also from time to time appoint ad hoc committees such as an Executive Search Committee to oversee the Company’s succession planning activities. The Retirement and Employee Benefits Committee, which is comprised of senior management of the Company, reports periodically to the Board of Directors.

The Board of Directors held thirty (30) meetings in 2018. Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2018. The Board of Directors encourages all directors to attend the Company’s Annual Meeting of Shareholders. All the directors who served as such at the time of the meeting were in attendance at the 2018 Annual Meeting of Shareholders.

Each of the standing Committees of the Board of Directors operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.aquaamerica.com. The members of the standing Committees of the Board of Directors, as of the close of business on December 31, 2018, were as follows:

December 31, 2018 Board Committee Membership
Name	Executive Committee	Executive Compensation Committee	Audit Committee	Risk Mitigation & Investment Policy Committee	Corporate Governance Committee
Amato		x			x
Burke(1)			x	x
DeBenedictis				x
Franklin	Chair
Hankowsky(1)	x		Chair		x
Hilferty	x	x			Chair
Holland(1)		x	x
Ruff	x	Chair			x
Stewart			x	x

(1)    Ms. Burke and Messrs. Hankowsky and Holland are not standing for re-election at this Annual Meeting.

Executive Committee

Pursuant to its charter, the Executive Committee has and exercises all of the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions. The Executive Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters. The Executive Committee currently has four members, and the Chairman of the Board of Directors serves as Chairman of the Executive Committee. The Executive Committee did not meet in 2018.

Audit Committee

The Audit Committee is presently composed of four directors, whom the Board of Directors has affirmatively determined meet the standards of independence required of audit committee members by the NYSE listing requirements and applicable SEC rules. Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors determined that, currently, all members of the Committee are financially literate and three members of the Committee are financial experts within the meaning of applicable SEC rules. The Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The primary responsibilities of the Committee are to monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements, and to monitor the independence of the Company’s independent registered public accounting firm. The Committee is required to meet at least four times during the year and met 9 times during 2018.

The Audit Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm. The Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that such services are compatible with the independent registered public accounting firm maintaining its independence.

Executive Compensation Committee

The Executive Compensation Committee is composed of four directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements and applicable SEC rules. The Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The Executive Compensation Committee has the power to, among other things, administer and make awards under the Company’s equity compensation plans.

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The Executive Compensation Committee reviews the recommendations of the Company’s Chief Executive Officer as to appropriate compensation of the Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of such executive officers. The Executive Compensation Committee reviews and recommends to the Board of Directors the compensation for the Company’s Chief Executive Officer, which is subject to final approval by the independent members of the Board of Directors. The Executive Compensation Committee has the power to delegate aspects of its work to subcommittees, with the approval of the Board of Directors. The Executive Compensation Committee met 8 times during 2018.

Corporate Governance Committee

The Corporate Governance Committee is composed of four directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Committee operates pursuant to a Board-approved charter which states its duties and responsibilities, which include identifying and considering qualified nominees for directors, and developing and periodically reviewing the Corporate Governance Guidelines by which the Board of Directors is organized and executes its responsibilities. The Committee advises the Board of Directors on director nominees, executive selections and succession, including ensuring that there is a succession plan for the Chief Executive Officer and such other senior executives as determined by the Committee. In 2017, the Committee initiated and oversaw the implementation of a comprehensive Board, Committee, and peer review process. It also reviews and approves, ratifies or rejects related person transactions under the Company’s written policy with respect to related person transactions. The Corporate Governance Committee met 8 times during 2018.

Risk Mitigation and Investment Policy Committee

The Risk Mitigation and Investment Policy Committee is composed of four directors and the Company’s Chief Financial Officer. The Committee operates pursuant to a Board approved charter, which states its duties and responsibilities. The Committee oversees the Company’s risk management process, policies, and procedures for identifying, managing and monitoring critical risks, including cyber-related risks, and its compliance with legal and regulatory requirements. The Committee also oversees the Company’s acquisition process in which it reviews all acquisitions valued in excess of $10 million. The Committee communicates with other Committees to avoid overlap and potential gaps in overseeing the Company’s risks. The Committee advises the Board of Directors in its performance of its oversight of enterprise risk management. The Risk Mitigation and Investment Policy Committee met 6 times during 2018.

2019 Proxy Statement 17

Director Compensation

In 2018, the Executive Compensation Committee retained Pay Governance, LLC (“Pay Governance”) to review and benchmark the Board of Directors’ compensation. Pay Governance compared the directors’ compensation to the Company’s peers and made certain suggestions and recommendations to the Executive Compensation Committee and to the Company’s Corporate Governance Committee. As a result, in December 2018, upon the recommendation of its Executive Compensation Committee and the Corporate Governance Committee, the Board of Directors approved the following revised directors’ compensation program effective January 1, 2019:

2019 Director Compensation Program
Role	Annual Cash Compensation	Annual Equity Compensation
Each Independent Director	$90,000	Stock grant equal to $90,000 in value
Chair, Audit Committee	+ $12,500	—
Chair, Executive Compensation Committee	+ $12,500	—
Chair, Corporate Governance Committee	+ $10,000	—
Chair, Risk Mitigation and Investment Policy Committee	+ $10,000	—
Lead Independent Director	+ $25,000	—

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings. The following table sets forth the compensation paid to the Board of Directors in 2018:

Director Compensation
Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Amato	20,000	19,992	—	—	—	—	39,992
Burke(5)	78,750	78,768	—	—	—	—	157,518
DeBenedictis	103,750	78,768	—	—	—	—	182,518
Franklin(2)	—	—	—	—	—	—	—
Glanton(3)	72,500	58,776	—	—	—	—	131,276
Greenberg(4)	21,875	18,765	—	—	—	—	40,640
Hankowsky(5)	91,250	78,768	—	—	—	—	170,018
Hilferty	105,000	78,768	—	—	—	—	183,768
Holland(5)	78,750	78,768	—	—	—	—	157,518
Ruff	90,625	78,768	—	—	—	—	169,393
Stewart	20,000	19,922	—	—	—	—	39,992

(1)	The directors were paid for the fourth quarter of 2018 in January 2019. The grant date fair value of stock awards is based on their fair market value on the date of grant as determined under the Financial Accounting Standards Board’s (“FASB”) ASC Topic 718. The assumptions used in calculating the fair market value are set forth in Note 14, “Employee Stock and Incentive Plan” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The grant date fair value per share of the stock awards, which are paid quarterly, were: January 31, 2018 - $39.34; March 30, 2018 – $33.90; June 30, 2018 – $35.29; September 30, 2018 – $36.75.
(2)	As an officer of the Company, Mr. Franklin does not receive any compensation for his service on the Board of Directors.
(3)	Richard Glanton did not stand for re-election at the 2018 Annual Meeting.
(4)	Lon Greenberg resigned from the Board of Directors effective December 31, 2017 but was paid in 2018 for the fourth quarter of 2017.
(5)	Ms. Burke and Messrs. Hankowsky and Holland are not standing for re-election at the 2019 Annual Meeting.

18 2019 Proxy Statement

PROPOSAL 2 Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the 2019 Fiscal Year

The Audit Committee of the Board of Directors engaged PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the 2019 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that the shareholders ratify the appointment.

Although shareholder ratification of the engagement of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes that it is desirable to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, the Audit Committee will take this into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company. Representatives of PwC are expected to be present at the 2019 Annual Meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

PwC has informed us that they are not aware of any independence-related relationships between their firm and the Company other than the professional services discussed in “Services and Fees” below. Under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings, or by unanimous consent of all the Audit Committee members between meetings. All fees and services were pre-approved by the Audit Committee for the 2018 fiscal year.

Services and Fees

The following table presents the fees paid to PwC for professional services rendered with respect to the 2018 fiscal year and 2017 fiscal year:

	FISCAL YEAR
	2018	2017
Audit Fees(1)	$1,690,000	$1,543,000
Audit-Related Fees(2)	$77,000	$—
Tax Fees(3)	$34,546	$33,694
All Other Fees(4)	$14,484	$128,384
TOTAL	$1,816,030	$1,705,078

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries, issuance of consents, and comfort letter procedures.
(2)	Represents fees for services in connection with accounting consultations of acquisitions, consultation concerning implementation of auditing standards and regulator required workpaper reviews.
(3)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns.
(4)	Represents fees for software licensing for accounting research, disclosure checklist, an utility and technical accounting seminar, and an accretion/dilution analysis.

The Board of Directors Unanimously Recommends a Vote FOR the Ratification of the Appointment of
PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the 2019 Fiscal Year.

2019 Proxy Statement 19

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 including: the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and the integrity of the Company’s financial reporting processes and controls. The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,

William P. Hankowsky, Chairman
Carolyn J. Burke

Lee C. Stewart
Wendell Holland

February 27, 2019

The foregoing Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

20 2019 Proxy Statement

PROPOSAL 3 Advisory Vote on the Compensation Paid to the Company’s Named Executive Officers for 2018

Under Section 14A of the Exchange Act, shareholders are entitled to an advisory (non-binding) vote on the executive compensation as described in this Proxy Statement for our named executive officers (sometimes referred to as “Say on Pay”). Currently, this vote is conducted every year. Accordingly, the following resolution is being presented by the Board of Directors at the 2019 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers for 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under our Compensation Discussion and Analysis on pages 23 through 51 of this Proxy Statement, our executive compensation program is designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment. We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives and share ownership guidelines, reward sustained performance that is aligned with the interests of our customers, employees and long-term shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board of Directors Unanimously Recommends a Vote FOR the Approval, on an Advisory Basis, of the Compensation Paid to our Named Executive Officers for 2018 as Disclosed in the Compensation Discussion and Analysis, the Accompanying Compensation Tables and the Related Narrative Disclosure in this Proxy Statement.

2019 Proxy Statement 21

Executive Compensation

Table of Contents

23	Compensation Discussion and Analysis
23	Introduction
23	Executive Summary
24	Objectives of our Compensation Program
24	Align Interests of Named Executive Officers and Shareholders
25	Components of 2018 Compensation Program
27	Benchmarking Competitive Compensation and the Role of the Compensation Committee’s Consultant
28	Other Considerations
28	Determination of Actual Compensation
28	Base Salary
28	Short-Term Incentive Awards
30	Long-Term Equity Incentive Awards
34	Retirement Plans
34	Non-Qualified Deferred Compensation Plan
34	Severance Plans
34	Change-In-Control Agreements
35	Perquisites
35	The Role of Management in the Executive Compensation Process
35	Stock Ownership Guidelines
36	Anti-Hedging and Anti-Pledging Policy
36	Clawback of Incentive Compensation
36	Report of the Executive Compensation Committee
37	Executive Compensation
37	Summary Compensation Table
39	Grants of Plan-Based Awards
40	Outstanding Equity Awards at Fiscal Year-End
41	Options Exercised and Stock Vested
42	CEO to Median Employee Pay Ratio
42	Retirement Plans and other Post-Employment Benefits
42	Pension Benefits
43	Retirement Income Plan for Aqua America, Inc. and Subsidiaries (the “Retirement Plan”)
43	Non-Qualified Retirement Plan
44	Actuarial Assumptions used to Determine Values in the Pension Benefits Table
45	Non-Qualified Deferred Compensation
45	Potential Payments Upon Termination or Change-In-Control
45	Change-In-Control
47	Retirement and other Benefits
48	Termination
48	Retirement
48	Death
48	Disability
49	Termination Events Compensation

22 2019 Proxy Statement

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and program, and compensation paid to or earned by the following executive officers:

•	Christopher H. Franklin, Chairman, President, and Chief Executive Officer;
•	Daniel J. Schuller, Executive Vice President and Chief Financial Officer;
•	Richard S. Fox, Executive Vice President and Chief Operating Officer;
•	Matthew Rhodes, Executive Vice President and Chief Strategy & Corporate Development Officer;
•	Christopher P. Luning, Senior Vice President, General Counsel, and Secretary; and
•	David P. Smeltzer, Retired Executive Vice President and Chief Financial Officer.

We refer to these executive officers as our “named executive officers” or “NEOs”. As used in this CD&A, the total of base salary and annual cash incentive compensation is referred to as “total cash compensation,” and the total of base salary, annual cash incentive compensation and equity incentive compensation is referred to as “total direct compensation.” The purpose of the CD&A is to explain: the elements of compensation; why our Executive Compensation Committee (the “Compensation Committee”) selects these elements; and how the Compensation Committee determines the relative size of each element of compensation.

Compensation decisions for Messrs. Smeltzer, Schuller, Fox, Rhodes, and Luning were made by the Compensation Committee. Compensation decisions for Mr. Franklin were made by the independent members of our Board of Directors based on the recommendation of the Compensation Committee.

Based on input from Pay Governance LLC (“Pay Governance” or the “consultant”), the independent compensation consultant retained by the Compensation Committee, we believe that the types of compensation vehicles we use and the relative proportion of the named executive officers’ total direct compensation represented by these vehicles is consistent with current competitive compensation practices in our industry. We believe our program’s performance measures align the interests of our stakeholders and our named executive officers by correlating pay to our short-term and long-term performance.

We measure the competitiveness of our program for our named executive officers against the median compensation for comparable positions at other companies in our benchmark group composed of other investor owned utilities. Since compensation levels often vary based on the Company’s revenues, we adjust the Company’s revenues in the manner described below to align with the companies in the benchmark group. We then size adjust the market data using revenue-based regression analysis to determine the market medians for our named executive officer positions. Our goal is to provide total direct compensation that is competitive with the market median for each named executive officer. Based on the information supplied by the consultant, the total target direct compensation for each of our named executive officers was within the competitive range of the benchmark market data for each of their positions during 2018.

Executive Summary

Our 2018 performance demonstrates continued execution of our strategic goals and plans. During 2018, by effectively managing costs, strategically growing when it was prudent, maintaining strong regulatory relationships, and focusing on our customers, employees, and shareholders as we continue to create value for all of our stakeholders, we had the following results:

•	We made significant investments to build and improve our communities’ infrastructure. Over the past five years, we have invested more than $2 billion in infrastructure improvements, including approximately 870 miles of pipe replacement and plant upgrades to enhance water quality.
•	In 2018, we invested $495.7 million on infrastructure projects, helping to ensure safe and reliable water for all customers.
•	Revenues were $838.1 million in 2018, an increase of 3.5 percent over 2017.
•	Earnings per share were $1.08 in 2018, including items from the Peoples transaction. Excluding these items, adjusted (non-GAAP) earnings per share were $1.41 compared to earnings per share of $1.35 in 2017.*
•	We added 22,726 customer connections in 2018 and reached the one million water and wastewater customer connection milestone. The total customer connection count increased by more than 2 percent, which includes customers from organic growth and acquisitions. Our acquisitions in 2018 added over $100 million in rate base, and we have signed acquisitions expected to close in 2019 with another $100 million in rate base.
•	From January 1, 2016 to December 31, 2018, the total return to our shareholders, including share price appreciation and dividends paid, shows 23.32 percent growth.
•	In 2018, the Board of Directors approved a 7 percent increase in the quarterly dividend to an annualized rate of $0.88 per share.

2019 Proxy Statement 23

Executive Compensation

•	We announced an agreement to acquire Peoples, a natural gas distribution utility, in an all-cash transaction that reflects an enterprise value of $4.275 billion, which includes the assumption of approximately $1.3 billion of debt, creating a new infrastructure company well-positioned for growth.
•	We issued an inaugural Corporate Social Responsibility report and submitted our first report to the CDP.

* See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

Objectives of our Compensation Program

Our compensation program for named executive officers is designed to:

•	Provide a competitive level of total compensation;
•	Motivate and encourage our named executive officers to contribute to our financial success;
•	Retain talented and experienced named executive officers; and
•	Reward our named executive officers for leadership excellence and performance that implements our strategic goals and promotes sustainable growth in shareholder value.

Align Interests of Named Executive Officers and Shareholders

We supplement our pay-for-performance program with a number of compensation policies intended to align the interests of management and our shareholders. Input received from our shareholders during our 2018 shareholder engagement is reflected in our pay-for-performance compensation program.

The following are several key features of our executive compensation program:

24 2019 Proxy Statement

Executive Compensation

With respect to the named executive officer’s total direct compensation, at least 75% of the Chief Executive Officer’s compensation is performance and/or stock-based.

* Reflects an average.

Pay for Performance and Results of the 2018 Advisory Vote to Approve Executive Compensation

Our goal is to instill a “pay for performance” culture throughout the Company.

At our 2018 Annual Meeting, we submitted a proposal to our shareholders for a non-binding advisory vote on our 2017 compensation awarded to our named executive officers. Our shareholders approved the proposal with over 94 % of the votes cast in favor of the Company’s compensation program for our named executive officers.

Components of 2018 Compensation Program

Our executive compensation program is composed of the following seven elements, which we believe are important components of a well-designed, balanced and competitive compensation program:

•	Base Salary;
•	Annual Cash Incentive Awards (referred to as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 37 and the Grants of Plan-Based Awards Table on page 39);
•	Long-Term Equity Incentive Awards;
•	Retirement Benefits;
•	Non-Qualified Deferred Compensation Plans;
•	Change-in-Control Agreements; and
•	Stock Ownership Guidelines.

2019 Proxy Statement 25

Executive Compensation

We utilize these elements to achieve the objectives of our compensation program as follows:

Element of Compensation	Objectives
Competitively benchmarked base salaries	Designed to attract and retain named executive officers consistent with their talent and experience; market-based salary increases are designed to recognize the executives’ performance of their duties and responsibilities; and promotions and related salary increases are designed to encourage executives to assume increased job duties and responsibilities.
Short-term incentives or annual cash incentive awards

Intended to reward executives for (1) improving the quality of service to our customers,

(2) controlling the cost of service to our customers by managing expenses and improving performance, (3) achieving economies of scale by the acquisition of additional water and wastewater systems that can benefit from our resources and expertise, (4) disposing of under-performing systems where appropriate, and (5) enhancing our financial viability and performance by the achievement of annual objectives.

Long-term equity incentives	Designed to reward named executive officers for (1) enhancing our financial health, which also benefits our customers, (2) improving our long-term performance through both revenue increases and cost control, and (3) achieving increases in the Company’s equity and in absolute shareholder value and shareholder value relative to peer companies, as well as helping to retain executives due to the longer term nature of these incentives.
Retirement benefits	Intended to assist named executive officers to provide income for their retirement.
Non-qualified deferred compensation plan	Designed to allow eligible executives to manage their financial and tax planning and defer current income until a later date, including following retirement or other separation from employment without an additional contribution from the Company.
Change-in-control agreements	Designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the named executive officers to evaluate such a transaction impartially.
Stock ownership guidelines	Designed to focus named executive officers on the long-term performance of the Company and align the interests of our executives with our shareholders by encouraging named executive officers to maintain a significant ownership interest in the Company.

The following chart provides a brief summary of the principal elements of our executive compensation program for 2018. We describe these elements, as well as retirement, severance and other benefits, in more detail in this CD&A.

Components of Compensation Paid to Named Executive Officers in 2018

Compensation Element	Form	Compensation Objective	Relation To Objective
Base Salary	Fixed annual cash paid bi-weekly	Compensate executives for their level of responsibility and sustained individual performance based on market data.	Merit salary increases are based on subjective performance evaluations.
Annual Cash Incentive Awards	Variable cash paid on an annual basis based on achievement of pre-established goals	Motivate executives to focus on achievement of our annual business objectives.	The amount of the annual incentive award, if any, is entirely dependent on achievement of pre-established Company and individual goals.
Long-Term Equity Incentive Awards	Restricted Stock Units	Align executive interests with shareholder interests; retain key executives.	Provide equity that will have same value as shares owned by shareholders; subject to stock ownership guidelines.
	Performance Share Units	Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long term performance goals.	The named executive officers receive equity only if the pre-established performance goals are achieved.
	Performance-Based Stock Options	Aligns executive interests with shareholder interests; through performance based nature, provides strong incentives to achieve core company goals.	The named executive officers receive options only if the pre-established performance goals are achieved.

26 2019 Proxy Statement

Executive Compensation

Benchmarking Competitive Compensation and the Role of the Compensation Committee’s Consultant

The Compensation Committee has retained Pay Governance, a nationally-recognized compensation consulting firm, as the Compensation Committee’s consultant to assist it in designing and assessing the competitiveness of our executive compensation program. The Compensation Committee has concluded that Pay Governance is an independent consultant after considering the factors relevant to Pay Governance’s independence from management, including the factors set forth in the NYSE and SEC rules regarding compensation consultant independence.

Annually, the Compensation Committee has the consultant develop a market rate for base salary, total cash compensation, and total direct compensation for each of the named executive officer positions, including the allocation between cash compensation and equity incentives. Each market rate represents the median compensation level that would be paid to a hypothetical, seasoned performer in a position having similar responsibilities and scope, in an organization of similar size and type as the Company.

In developing the market median for the named executive officers, the Compensation Committee’s consultant, Pay Governance, used compensation data from all 59 investor-owned utilities in the utility industry database used by the consultant and approved by the Compensation Committee to determine the market median for similarly situated executives of utility companies. The Compensation Committee believes that utilizing the data from only utility companies and adjusting the Company’s revenues as described below, to better align the Company’s data with the data in the utility industry compensation database, provides an appropriate comparison for determining the market rates for the Company’s named executive officers given that we are primarily a utility company. Also, due to the relatively limited number of investor-owned water utility companies of the Company’s size, the Compensation Committee believes that using the broader utility market data provides reasonable and reliable data for determining competitive compensation levels. All 59 companies in the utility industry compensation database used by the consultant are listed in Appendix A to this Proxy Statement. The Company has no involvement in the selection of the companies that are included in the database used by the consultant. Each company in Appendix A was used in the development of the market median, as described in this paragraph.

Management, the Compensation Committee, and Pay Governance are mindful that compensation levels for executives of companies are often correlated with a company’s size as defined by revenues. In other words, executives in companies with higher revenues are generally paid more than executives with comparable positions in companies with lower revenues. The Compensation Committee and Pay Governance have concluded that the Company’s revenues under-represent the complexity and scope of the Company’s business given the Company’s low cost of goods sold relative to energy-based utilities. The cost of goods sold as a percentage of revenues is significant for energy-based utilities due to their fuel, gas and other power costs. These commodity costs are subsequently recovered through the revenues of the energy-based utilities as they are ultimately passed through to the customer. The Company, like other water utilities, does not have comparable commodity costs. The purpose of the adjusted revenue analysis is to create a consistent comparison to the compensation data in the utility compensation database used by Pay Governance by estimating the revenue that the Company would earn if its cost of goods sold was in similar proportion to that of the energy-based utilities that constitute the majority of the companies in the database. In order to determine a factor by which to adjust the Company’s annual revenues, the Compensation Committee recommended that the consultant analyze the income statements of a sample of delivery-focused (i.e., non-power generating) utilities, chosen by the consultant with no input from the Compensation Committee or management, to develop a typical cost of goods sold factor attributable to commodity costs.

Pay Governance’s analysis for 2018 determined that the commodity portion of the cost of goods sold averaged 40% of revenues for these companies and calculated what the Company’s adjusted revenues would be using this factor. Since there are certain complexities associated with procuring these commodities at the energy-based utilities, the consultant recommended, and the Compensation Committee agreed, that it would be appropriate to discount the market median rate generated by the adjusted revenue methodology. Thus, it was agreed that the Company would use an average of the market data produced using the Company’s adjusted revenue scope with market data generated using the Company’s actual revenue scope in determining the market rates for the Company’s named executive officers.

Because the companies listed in Appendix A vary widely in terms of revenues, Pay Governance used regression analysis to size-adjust the benchmark data for each named executive officer’s revenue responsibility using the Company’s actual and adjusted revenues, where possible, and then averaging the results to determine market medians for base salary, total cash compensation and total direct compensation for each named executive officer. Tabular data was used where regression data was unavailable due to insufficient correlation between officer positions in the Company and the companies in the database and/or limited sample size to ensure the accuracy of the regression analysis. Regression analysis is an objective calculation that identifies a relationship between one variable (in this case, compensation) and another variable that is correlated to it (in this case, total company revenues). Therefore, in developing the market medians for base salary, total cash compensation, and total direct compensation, Pay Governance used regression analysis to determine what the companies in Appendix A would pay at the median for positions comparable to those of the Company’s named executive officers. The combination of salary, short-term incentives, and long-term incentives is intended to compensate executives at approximately the 50th percentile of the market when the Company performs at a target level.

2019 Proxy Statement 27

Executive Compensation

Pay Governance reviews the Company’s executive compensation program for the Compensation Committee and annually provides the data and analysis described above. The compensation consultant discusses the proposed actual compensation awards for the named executive officers and provides research and input to the Compensation Committee on changes to the compensation program.

In 2018, Pay Governance also analyzed the Company’s executive compensation program to ensure that it remained competitive in the market median to show the market rate for base salary, total cash compensation and total direct compensation, including the allocation between cash compensation and equity incentives. Pay Governance provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant for executive and director compensation decisions.

Other Considerations

The Compensation Committee also takes into consideration the results of the advisory votes on the Company’s executive compensation program for the few years prior to the year for which the executive compensation decisions are being made. For the years 2014 through 2018, the shareholders approved the advisory vote on the compensation of our named executive officers by 93% to 94% of the votes cast.

Determination of Actual Compensation

We emphasize pay for performance, especially for our higher-level executives. Therefore, the named executive officers tend to receive a substantial portion of their total direct compensation from annual cash incentives and long-term equity incentives. In addition, the percentages of total direct compensation represented by base salary, annual cash incentive opportunities, and equity incentives, respectively, for the named executive officers are generally in line with the percentages represented by these elements of total direct compensation for the competitive market median benchmarks.

The Compensation Committee determines the actual amount of each element of annual compensation to award to the Company’s named executive officers with the goal of having the target total direct compensation opportunity for each named executive officer generally within a range of 15% above or below the market median rate for his position over time.

Base Salary

A competitive base salary is necessary to attract and retain a talented and experienced workforce. Actual salaries for the named executive officers, other than the Chief Executive Officer whose salary is determined by the Board of Directors using the same criteria, are determined by the Compensation Committee by considering both the market median rate for the position and internal equity with both the other named executive officers and other employees of the Company. The Compensation Committee’s goal is to maintain base salaries generally in line with the market median rate over time for each of the named executive officers, although deviations from this goal may occur due to promotions, and the time the executive has been in a particular salary grade. Base salaries are considered for adjustment annually and adjustments are based on general movement in external salary levels, changes in the market rate for the named executive officers’ positions, individual performance, internal equity and changes in individual duties and responsibilities. For 2018, the annual increases to the salaries for the named executive officers reflected these assessments and averaged 6.9%. The base salaries approved by the Compensation Committee for 2018, effective April 1, 2018, were as follows: Mr. Franklin, $760,055; Mr. Smeltzer, $418,411, Mr. Fox, $378,104; Mr. Schuller, $419,928; and Mr. Luning, $343,287. The Compensation Committee approved a base salary for Mr. Rhodes of $390,000.

Short-Term Incentive Awards

The 2018 Annual Cash Incentive Awards

Annual cash incentive awards under the Annual Cash Incentive Compensation Plan (the “Annual Plan”) are intended to motivate management to focus on the achievement of annual corporate and individual objectives that would, among other things, improve the level of service to our customers, control the cost of service, and enhance our financial performance.

During 2018, the Compensation Committee, Pay Governance, and management determined that it was appropriate to design the annual cash incentive portion of the total direct compensation paid to the named executive officers to place more emphasis on financial, safety, and compliance performance metrics and to reduce the weight allocated to individual goals. The Compensation Committee believes that these changes will focus the named executive officers’ efforts on business metrics that are core to the Company’s mission and reward the named executive officers’ performance in achieving these metrics.

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The Annual Plan aligns the Company’s goals with payouts dependent upon achievement of certain performance objectives over a one year period. The tables and the narrative below detail the 2018 Annual Cash Incentive Award Metrics.

2018 ANNUAL CASH INCENTIVE AWARD METRICS
			Target Achievement
Metric Weight	Metric	Metric Components & Weights	50%	100%	150%
50%	Financial	Adjusted Earnings Per Share*	$ 1.34	1.39	1.44
		Return on Equity	–3.75	9.4[1]	3.75
15%	Safety	Lost Time Incidents	24	21	18
		Responsible Vehicle Accident Rate	4.5	4.1	3.7
		Recordable Incidents	87	76	65
15%	Compliance	Drinking Water	99.10%	99.50%	99.90%
		Wastewater	91.00%	94.00%	96.00%
10%	Customer Satisfaction	Service Level	80.00%	82.00%	84.00%
10%	Individual Goals		50%	100%	150%

1 The Target ROE is based upon the Company’s consolidated allowed ROE, excluding the Company’s Texas operations.

Financial – 50%

The financial metric was based on the Company’s adjusted earnings per share (EPS)* and on the Company’s return on equity (ROE).

* Adjusted EPS is a non-GAAP financial measure. See Appendix B for reconciliation to the GAAP financial measure and adjustments made for purposes of the compensation metric attainment.

Safety – 15%

The safety metric was comprised of three equally weighted specific safety components including Lost Time Incidents, Responsible Vehicle Accident Rate, and Recordable Incidents. The performance range was 50% to 150% of the target.

Compliance – 15%

The compliance metric had two components – drinking water compliance rate and waste water compliance rate. The performance range was 50% to 150% of the target.

Customer Satisfaction – 10%

In 2018, the Company decided to incent management to focus on customer satisfaction through the use of measuring the “service level” with which it provides to its customers. The performance range was 50% to 150% of the target.

Individual Goals – 10%

At the beginning of 2018, two individual goals were identified for each named executive officer that aligned with the broader Company goals. Similarly, when Mr. Rhodes joined the Company, two individual goals were identified for him. Individual goals focus on the named executive officer’s role with the Company. Each named executive officer was rated on the achievement of each goal and received a rating between 50%-150%.

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Executive Compensation

2018 Performance

Based on the above-described factors, the following table shows the 2018 performance of the Company compared to the targets set in the Annual Plan:

Metric	Metric Component	Report Date	Threshold 50%	Target 100%		Maximum 150%	Actual		Actual Attainment	Weight	Final Achievement
Financial	Adjusted Earnings Per share	12/31/2018	$ 1.34	$ 1.39		$ 1.44	$ 1.44	[1]	150.00%	35%	52.50%
	Return on Equity	12/31/2018	-3.75	9.4	[2]	3.75	11.1		122.67%	15.0%	18.40%
Safety	Lost Time Incidents	12/31/2018	24	21		18	12		150.00%	5.0%	7.50%
	Responsible Vehicle Accident Rate	12/31/2018	4.5	4.1		3.7	3.7		150.00%	5.0%	7.50%
	Recordable Incidents	12/31/2018	87	76		65	55		150.00%	5.0%	7.50%
Compliance	Water	12/31/2018	99.10%	99.50%		99.90%	99.75%		131.25%	7.50%	9.84%
	Wastewater	12/31/2018	91.00%	94.00%		96.00%	94.32%		108.00%	7.50%	8.10%
Customer Satisfaction	Service Level	12/31/2018	80.00%	82.00%		84.00%	87.48%		150.00%	10.00%	15.00%

[1]	Adjusted EPS is a non-GAAP financial measure. See Appendix B for a reconciliation of this metric to the GAAP financial measure and adjustments made for purposes of the compensation metric attainment.
[2]	The Target ROE is based upon the Company’s consolidated allowed ROE, excluding the Company’s Texas operations.

The Compensation Committee evaluated the actual attainment of each performance goal, with particular emphasis on the above-target achievement of all goals, and determined that the aggregate achievement of the corporate goals was 126.34%. Based on this determination, the below table shows the target annual cash incentive awards and the actual annual cash incentive awards, based on both corporate and individual goals, approved by the Compensation Committee for 2018 for the named executive officers. The “2018 Salary Rate” is an annualized rate.

Name	2018 Salary Rate ($)	2018 Target Bonus %	2018 Company Metric Excluding Individual Metric	2018 Individual Metric	Total Factor	Bonus ($)
Christopher H. Franklin	760,055	85%	126.34%	15%	141.34%	913,150
Daniel J. Schuller	419,928	55%	126.34%	15%	141.34%	326,449
Richard S. Fox	378,104	60%	126.34%	11%	137.34%	311,582
Matthew Rhodes	391,000	55%	126.34%	14%	140.34%	301,810
Christopher P. Luning	343, 287	45%	126.34%	14%	140.34%	216,803
David P. Smeltzer*	418,411	55%	100.00%	10%	110.00%	210,833

*Mr. Smeltzer retired in 2018.

Long-Term Equity Incentive Awards

Our use of equity incentive awards are intended to reward our named executive officers for: (1) enhancing the Company’s financial health, which also benefits our customers; (2) improving our long-term performance through both revenue increases and cost control; and (3) achieving increases in the Company’s equity and shareholder value, as well as helping to retain such executives due to the longer-term nature of these awards. We make these equity incentive awards under our 2009 Omnibus Equity Compensation Plan, as amended (the “Plan”). Under the Plan, the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, performance-based or service-based stock units and stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of the Company and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

As part of its review of the total compensation package for our named executive officers, the Compensation Committee annually reviews our equity incentive compensation program. Starting in 2011, the Compensation Committee began using a combination of performance share units and restricted stock units to better link the named executive officer’s long-term incentive compensation to performance results that led to increased shareholder value and enhanced our long-term financial stability, which also benefits our customers. In 2017, the Compensation Committee added performance-based stock options to the long-term incentive compensation program for the same reasons.

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We aim to strike a balance between the incentive and retention goals of our equity grants:

•	All of the equity grants to our Chief Executive Officer are subject to performance goals.
•	For our other named executive officers, two-thirds of the equity grant value as of the grant date is in the form of performance based awards, with the performance metrics described below, and one-third is in the form of service-based restricted stock units.

Using the market median rates developed by Pay Governance, the Compensation Committee bases the annual equity incentive awards made to the named executive officers as part of the total compensation package designed to be competitive with the benchmarked group and our industry. The Compensation Committee does not consider any increase or decrease in the value of past equity incentive awards in making these annual decisions. In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Aqua America’s total shares outstanding. The number of equity incentive awards granted annually to all employees has been less than 1% of Aqua America’s total shares outstanding per year for the past several years. It is our equity granting policy to make all equity incentive awards on the same grant date.

Long Term Equity Incentive Awards Balance

Each year, the Compensation Committee seeks to strike the right balance between performance-based equity awards and restricted share units. Performance-based equity awards provide guidance and incentives to management for building shareholder growth, while restricted share units provide retention benefits while closely aligning management with the shareholders. The Compensation Committee is also focused on tying the awards to the appropriate metric. Below are charts describing the balance between the performance share units metrics, performance-based options, and restricted share units:

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Executive Compensation

Vested Performance Share Awards and Status of Outstanding Performance Share Awards

Performance share or performance share unit grants (“PSU”) (together referred to as performance shares) provide the named executive officer with the opportunity to earn awards of shares based on Company performance against designated pre-determined, objective metrics. Participants are granted a target number of shares or units that can increase to 200% of the target or decrease to zero based on the Company’s actual performance compared to the designated metrics. Dividends or dividend equivalents, as applicable, on the performance shares accrue and will be paid when the performance shares are earned and paid based on the number of shares actually earned, if any.

The performance goals to be achieved under the PSU awards have been based on the following performance goals, with the weighting of each goal assessed each year:

•	The Company’s total shareholder return (“TSR”) at the end of the performance period as compared to the TSR of the other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation) (“Metric 1”);
•	The Company’s TSR compared to the TSR for the companies in the S&P Midcap Utility Index (“Metric 2”);
•	The achievement of maintaining Operating and Maintenance (“O&M”) expenses within the Company’s regulated operations over the performance period (“Metric 3”); and
•	The achievement of the three-year cumulative total earnings before taxes in non-Aqua Pennsylvania subsidiaries (“Metric 4”).

2016-2018 PSU Awards Achievement

The three-year performance period for the PSU awards made by the Compensation Committee in 2016 ended on December 31, 2018. In February 2019, the Compensation Committee determined the achievement of performance goals for the 2016 PSUs.

As a result, the Compensation Committee certified that a 70.68% payout of the 2016 PSU awards was earned in accordance with the following results and weightings:

2016 PSU Metrics
Payout		Weight	Extrapolated
METRIC 1	0.00%	27.5%	0.00%
METRIC 2	0.00%	27.5%	0.00%
METRIC 3	122.72%	25.0%	30.68%
METRIC 4	200.00%	20.0%	40.00%
			70.68%

Applying this performance, the below table shows the Target PSU award and the Actual PSU award approved by the Compensation Committee for the NEOs.*

Name	2016 Target PSU	2016 Actual PSU Awarded
Franklin	28,333	20,026
Schuller	7,467	5,278
Fox	7,467	5,278
Rhodes	—	—
Luning	6,800	4,806
Smeltzer	8,667	5,287
*Mr. Rhodes did not have any 2016 PSUs.

As is seen by the above charts, the Compensation Committee believes that its long-term incentive compensation program aligns with the shareholders, combining total shareholder return with objective metrics aimed at increasing shareholder value, with the actual payout based on actual achievement of four metrics that the Compensation Committee believes address share-based and operational metrics that are important to shareholders. It is anticipated that, following the consummation of the Peoples Gas acquisition and completion of a transition period, when appropriate metrics can be established, the executive compensation program will return to a structure similar to the foregoing awards, as adapted for the combined businesses.

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Outstanding 2017-2019 PSU Awards

The PSU awards granted in 2017 have similar performance goals to the 2016 PSU awards, with different percentile rankings and scales, and a performance period that began on January 1, 2017 and will end on December 31, 2019. Please see the disclosure under the heading “Outstanding Equity Awards at Fiscal Year-End” for a description of the status of such 2017 PSU awards.

Outstanding 2018-2020 PSU Awards

The 2018 PSU awards have similar performance goals to the 2016 and 2017 PSU awards, and a performance period that began on January 1, 2018 and will end on December 31, 2020. Please see the disclosure under the heading “Outstanding Equity Awards at Fiscal Year-End” for a description of the status of such 2018 PSU awards.

Stock Options

In 2017, the Compensation Committee added performance-based stock options to the grants to the named executive officers. The Compensation Committee believes that the award of stock options, when paired with the performance and service-based stock awards, aligns the interests of the named executive officers with those of the shareholders as the value of the stock option is a function of the price of the Company’s stock. In addition, stock options provide the use of an additional performance metric for the earning of long-term equity compensation.

The named executive officer’s outstanding performance-based stock options will vest ratably over a three-year period based upon the Company’s achievement of at least an adjusted return on equity equal to 150 basis points below the return on equity granted by the Pennsylvania Public Utility Commission (the “PUC”) during Aqua Pennsylvania’s, the Company’s Pennsylvania subsidiary, last rate proceeding. The Company’s adjusted return on equity is calculated annually in accordance with the below descriptive formula and if the adjusted return on equity meets or exceeds 150 basis points below the return of equity of the most current Pennsylvania PUC rate award, the awards will vest:

Return on Equity = net income (excluding net income or loss from acquisitions which have not yet been incorporated into a rate application as of the last year end) / equity (excluding equity applicable to acquisitions which are not yet incorporated in a rate application during the award period), all as adjusted in accordance with the Omnibus Equity Compensation Plan.

Restricted Share Awards

Annual restricted share or restricted stock unit grants (together referred to as “restricted shares”) entitle the named executive officer to receive the number of shares granted at the end of a given period of time, or in increments over a period of years on the anniversaries of the grant date, provided the named executive officer remains an employee of the Company, unless separation is due to death, disability, retirement or termination following a Change in Control, in which cases acceleration of the lapse of forfeiture restrictions occurs as set forth in the Plan. Dividends or dividend equivalents, as applicable, are accumulated and paid when the restricted shares are paid. The restricted shares to the other named executive officers (other than the Chief Executive Officer) vest 100% after three years, with vesting subject solely to continued service with the Company.

The restricted shares to the Chief Executive Officer vest 100% after three years, with vesting subject to continued service with the Company and the Company’s achievement of at least an adjusted return on equity equal to 150 basis points below return on equity granted by the Pennsylvania Public Utility Commission during the Company’s Pennsylvania subsidiary’s last rate proceeding, subjected to adjustments as allowed pursuant to the Plan. The return on equity shall be calculated in the same manner as it is calculated for the purposes of determining the return on equity required for the vesting of stock options.

Impact of the Peoples Gas Transaction

The acquisition of Peoples Gas is projected to close in mid-2019. Because of this projected closing date, the Compensation Committee reviewed several different alternatives for addressing the uncertainty associated with the acquisition. Among other items, the Compensation Committee considered various performance metrics with a goal of aligning management’s interests with the Company’s shareholders. In the end, the Compensation Committee determined that keeping management engaged and aligned with the Company’s shareholders was paramount and that granting performance-based stock options, with performance based on stock price, and continuing to award service-based restricted stock units would be the best way to align the interests.

Accordingly, the Compensation Committee determined that the 2019 executive long-term compensation plan will consist of 70% performance-based stock options with the ROE goal described above, with a three year pro-rata vesting cycle and 30% service-based restricted stock units with a three year cliff vesting cycle. The Compensation Committee believes this LTI program will most closely align the interests of management with the shareholders for this transition year. For management to be rewarded, the Company’s share price must increase, aligning management’s interests with the Company’s shareholders. Similarly, the grant of restricted stock units, when coupled with our stock ownership requirements, further aligns management with the shareholders by increasing the amount of shares each member of management holds.

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Executive Compensation

Retirement Plans

Our retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Some of our named executive officers are participants in our qualified pension plan (benefits frozen as of December 31, 2014) (the “Retirement Plan”), and in our non-qualified pension benefit plan (the “Non-Qualified Pension Benefit Plan”). Our non-qualified retirement plan is intended to provide executive officers with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in the Retirement Plan by providing the benefits that are limited under current Internal Revenue Service regulations. Benefits continue to accrue for some of our named executive officers in the Non-Qualified Pension Benefit Plan. Starting in 2009, the Company began to fund the trust for the benefits under the Non-Qualified Pension Benefit Plan using trust-owned life insurance. A named executive officer’s retirement benefits under our qualified and non-qualified retirement plan are not taken into account in determining the executive’s current compensation. Effective December 31, 2014, the named executive officers ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits was frozen in the Retirement Plan as of December 31, 2014. Vesting service will continue to accrue in the Retirement Plan as long as the named executive officer remains employed by the Company.

Non-Qualified Deferred Compensation Plan

We maintain a non-qualified Executive Deferred Compensation Plan (the “Executive Deferral Plan”) that allows eligible members of management to defer all or a portion of their salary and annual cash incentives, which enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives. In addition, in order to provide named executive officers with the full Company matching contribution available to other employees under our qualified plans, executives who choose to defer up to six percent of their salary under one of Aqua America’s 401(k) plans, but do not receive the full Company matching contribution under such qualified plans due to the Internal Revenue Service regulations limiting the total dollar amount that can be deferred under a 401(k) plan ($18,000 for 2016, and $18,500 for 2017 and 2018), receive the portion of the Company matching contribution that would otherwise be forfeited by the executive as an Aqua America contribution into the Executive Deferral Plan. Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance. A named executive officer’s deferrals and any earnings on deferrals under our non-qualified deferred compensation plan are not taken into account in determining the named executive officer’s compensation.

Severance Plans

All of the named executive officers are covered by a severance policy. The policy provides the named executive officers with a severance benefit of one full year salary and one full year projected bonus and a minimum of one month of continued medical benefits and a maximum of six months of continued medical benefits following termination, provided that the named executive officer is terminated for any reason other than for cause.

Additionally, Mr. Franklin and the Company have entered into an Employment Agreement (“Mr. Franklin’s Employment Agreement”). Pursuant to Mr. Franklin’s Employment Agreement, if the Company terminates Mr. Franklin’s employment without cause or does not renew the term of the Employment Agreement, or Mr. Franklin terminates his employment for good reason (as defined in the agreement), Mr. Franklin will receive any accrued but unpaid salary and accrued vacation as well as a lump sum equal to (i) 24 months of base salary and (ii) two times the target annual bonus. If the Company terminates Mr. Franklin’s employment for cause or if he terminates his employment without good reason, or for death or disability, Mr. Franklin (or his estate) will receive any accrued but unpaid salary and accrued vacation. Mr. Franklin’s Employment Agreement expires July 1, 2021, and may be extended for successive one-year terms upon mutual agreement of the Company and Mr. Franklin. Mr. Franklin’s Employment Agreement is filed with our SEC filings.

Change-In-Control Agreements

We maintain change-in-control agreements with the named executive officers. These change-in-control agreements are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of Aqua America, enable the executives to impartially evaluate such a transaction, provide a retention incentive to our named executive officers and encourage their attention and dedication to their duties and responsibilities in the event of a possible change-in-control. Under the terms of these agreements, the covered named executive officer is entitled to certain severance payments and a payment in lieu of the continuation of benefits if he experiences a termination of employment other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within two years following a change-in-control of Aqua America. (See the description of “Potential Payments Upon Termination or Change-in-Control” on pages 49 through 51.)

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These change-in-control agreements are referred to as “double trigger” agreements because they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, following a change-in-control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control. The normal annual restricted share, stock option and performance share grants to the named executive officers also contain double trigger provisions. Each of the change-in-control agreements limits the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”).

The Company has determined that there will be no tax gross-ups in any change-in-control agreements with executives and that all such agreements will be subject to the limitations under Section 280G of the Code. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on pages 49 through 51, are consistent with the multiples in the market. Named executive officers who receive payments under their change-in- control agreements in connection with their separation from employment following a change-in-control will not be entitled to any payments under our normal severance policy.

Perquisites

We offer a limited number of perquisites for our named executive officers. The Board has authorized executive benefits consisting of executive financial planning and annual executive physical exams. The Board regularly reviews the benefits provided to our executives and makes appropriate modifications based on the value of these benefits.

The Role of Management in the Executive Compensation Process

Our Senior Vice President, Chief Human Resources Officer assists the Compensation Committee by preparing schedules showing the present compensation of executives and compiling the recommended salary grade midpoints, market median rates, target annual cash incentives and target range of equity compensation awards from the information provided by the Compensation Committee’s consultant. Our Chief Executive Officer compiles and presents the supporting information for the individual executives’ performance against their objectives and his recommendations for any discretionary points for the evaluation of the extent of achievement of individual goals (the “Individual Factor”) under the Annual Plan. He also provides the Compensation Committee with his recommendations for annual salary increases, any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers. Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance for purposes of the Compensation Committee’s determination of the achievement of the Company-specific goals (the “Company Factor”) for the Annual Plan, our performance against the criteria established by the Compensation Committee for the vesting of restricted share grants and the earning of performance shares. These financial measures are also certified by our Director of Internal Audit. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation awards for the named executive officers other than himself, but the ultimate decisions regarding compensation for these officers are made by the Compensation Committee.

Stock Ownership Guidelines

In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. In 2017, these guidelines were modified to recognize the different levels of executives who may be among the named executive officers and to state the guidelines in terms of the number of shares to be held rather than a dollar value, in order to avoid fluctuations in the number of shares to be held based on variations in the Company’s stock price. In establishing the number of shares to be held, the Compensation Committee uses a round number of shares, the value of which approximates the following multiples of the midpoint of the average base salary grade for the executives:

Position	Multiple of Midpoint of 2018 Average Base Salary	Approximate Shares, PSUs, and RSUs To Be Held Based upon December 31, 2018 Share Price
Chief Executive Officer	5	113,400
Executive Vice President	3	35,100
Senior Vice President	2	20,200

Each named executive officer is expected to have shareholdings consistent with these guidelines within five years after becoming a named executive officer or after receiving a significant promotion. Messrs. Franklin and Fox each received a significant promotion in 2015 and Mr. Schuller was initially hired in 2015 and Mr. Rhodes was initially hired in 2018, starting a new five-year period for each.

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Executive Compensation

Shareholdings, as defined for ownership requirement purposes, include shares held directly or beneficially, including shares acquired under our Employee Stock Purchase Plan or 401(k) plans and restricted shares units and performance share units. An executive who has not achieved the guideline within this five-year period is expected to retain one-half of any equity awards, after any required tax withholding, in Company stock and to use 10% of any annual cash incentive awards after tax to purchase shares of Company stock until the guideline is met. The below chart shows the shareholdings of the named executive officers as of December 31, 2018:

Officer Shareholdings as of December 31, 2018
Name	Position	Shares, PSUs(1), and RSUs Held
Franklin	Chief Executive Officer	222,349
Schuller	Executive Vice President	39,765
Fox	Executive Vice President	41,730
Rhodes	Executive Vice President	17,931
Luning	Senior Vice President	61,249
(1) PSUs listed at target amount.

Anti-Hedging and Anti-Pledging Policy

It is the Company’s policy not to permit hedging or pledging or short-selling of the Company’s stock by its named executive officers. None of our named executive officers pledged any shares of Company stock during 2018. None of our named executive officers engaged in any hedging activities with respect to the Company stock during 2018.

Clawback of Incentive Compensation

In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the cash incentive compensation received by the named executive officers with respect to the period to which the restatement relates, recalculate Aqua America’s results for the period to which the restatement relates and seek reimbursement of that portion of the cash incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement. In addition, starting with the performance share unit grants and restricted stock unit grants in 2014, all shares issued pursuant to those grants are subject to any applicable recoupment or clawback policies and other policies implemented by the Board, as in effect from time to time.

Report of the Executive Compensation Committee

The purpose of the Compensation Committee is to assist the Board of Directors in its general oversight of the Company’s compensation programs and the compensation of the Company’s executives. The Compensation Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website: www.aquaamerica.com. The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 23 through 51 with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders.

Respectfully submitted,

Ellen T. Ruff, Chair
Elizabeth B. Amato
Daniel J. Hilferty

The foregoing Report of the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows compensation paid to or earned by the named executive officers in 2018.

	Summary Compensation Table
Principal Position	Year	Salary ($)(1)	Bonus ($)	Grant Date Fair Value of PSUs and RSUs ($)(2)	Grant Date Fair Value of Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Christopher H. Franklin	2018	749,321	—	1,158,719	178,220	913,150	535,338	17,957	3,552,705
President and	2017	705,730	—	1,139,644	110,106	711,103	1,632,770	14,150	4,313,503
Chief Executive Officer	2016	658,324	—	1,271,034	—	862,858	1,017,238	14,645	3,824,099
Daniel J. Schuller	2018	392,384	—	289,223	44,487	326,449	—	150,121	1,202,664
EVP and Chief Financial	2017	367,984	—	285,998	27,631	252,579	—	22,399	956,591
Officer, Principal	2016	355,143	—	515,590	—	268,018	—	24,544	1,163,295
Financial Officer
Richard S. Fox	2018	373,257	—	296,461	45,594	311,582	217,073	22,794	1,266,761
EVP and Chief	2017	354,871	—	293,136	28,319	258,061	372,738	20,312	1,327,437
Operating Officer	2016	338,907	—	334,954	—	245,928	237,445	16,863	1,174,097
Matthew R. Rhodes	2018	203,019	65,000	636,372	36,885	301,810	—	76,605	1,319,691
EVP, Strategy &	2017	—	—	—	—	—	—	—	—
Corporate	2016	—	—	—	—	—	—	—	—
Development(7)
Christopher P. Luning	2018	339,732	—	239,251	36,797	216,803	31,811	14,562	878,956
SVP, General Counsel	2017	326,831	—	238,853	23,077	177,414	276,991	10,680	1,053,846
and Secretary	2016	313,224	—	305,048	—	180,306	205,336	14,934	1,018,848
David P. Smeltzer	2018	357,754	—	328,045	50,454	210,833	—	18,043	965,129
Former EVP and Chief	2017	399,163	—	327,477	31,640	270,929	604,934	19,471	1,653,614
Financial Officer,	2016	385,663	—	388,786	—	275,197	565,493	18,778	1,633,917
Principal Financial
Officer*

*Mr. Smeltzer retired in October 2018.

(1)	Salary and Non-Equity Incentive Plan Compensation amounts include amounts deferred by the named executive officer pursuant to the Executive Deferral Plan described on pages 34 through 45.
(2)	The grant date fair value of stock-based compensation is based on the fair market value on the date of grant as determined in accordance with the FASB ASC Topic 718 accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in Note 14, “Employee Stock and Incentive Plan” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For performance shares, the RSUs, the Grant Date Fair Value of Stock and Options Awards shown is based on the target number of the shares underlying the awards granted. The Grant Date Fair Value of Stock if the maximum payout occurred would be $3,168,926 in the aggregate for the PSUs and $1,363,609 for the RSU awards; for the Non-Qualified Options, the amount is $392,437.
(3)	Non-Equity Incentive Plan Compensation is shown for the year in which the compensation is earned and is generally paid in the following calendar year. See the description of these annual cash incentive awards above under the CD&A section of this Proxy Statement.
(4)	The change in pension value is based on the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit pension plans (including non-qualified pension plans) from the pension plan measurement date used for financial statement reporting purposes in the Company’s audited statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year. All amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Executive Deferral Plan are invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan; there are no preferential or above-market earnings on this deferred compensation. Messrs. Rhodes and Schuller are not eligible to participate in the Retirement Plan since they were hired by the Company after the Retirement Plan was closed to new entrants.

2019 Proxy Statement 37

Executive Compensation

(5)	“All Other Compensation” includes the following components:

	All Other Compensation
		Dividend Equivalents ($)(a)	Group Life ($)(b)	401(k) Company Match and Company Contribution ($)(c)	Relocation ($)(d)	Car Allowance ($)(e)	Total ($)
Franklin	2018	—	3,450	8,250	—	6,257	17,957
	2017	—	3,450	8,100	—	2,600	14,150
	2016	—	3,450	7,950	—	3,245	14,645
Schuller	2018	—	270	22,040	119,867	7,944	150,121
	2017	—	270	15,888	—	6,241	22,399
	2016	—	248	16,249	—	8,047	24,544
Fox	2018	—	3,648	8,250	—	10,896	22,794
	2017	—	3,462	8,100	—	8,750	20,312
	2016	—	3,261	7,950	—	5,652	16,863
Rhodes	2018	—	—	—	76,605	—	76,605
Luning	2018	—	1,758	8,250	—	4,554	14,562
	2017	—	1,100	7,620	—	1,960	10,680
	2016	—	1,055	7,929	—	5,950	14,934
Smeltzer	2018	—	5,194	3,220	—	9,629	18,043
	2017	—	3,896	7,938	—	7,637	19,471
	2016	—	3,777	7,950	—	7,051	18,778

(a)	Represents dividends paid pursuant to the Plan.
(b)	Represents the taxable value of group life insurance benefit for the named executive officer.
(c)	Includes Company match and year end contribution to the 401(k) and the non-qualified retirement plan.
(d)	Represents reimbursement provided under the Company’s relocation policy.
(e)	The Company provides the use of Company owned or leased vehicles for several of its named executive officers.
(6)	Total compensation is calculated in accordance with the SEC requirements under Item 402(c) of Regulation S-K, but does not reflect the compensation paid for the year. Specifically, the Total compensation includes the change in pension value in the qualified and non-qualified defined benefit pension plans in which the named executive officers participate. Such pension benefits will not be paid to the named executive officers until they retire from service to the Company.
(7)	Mr. Rhodes’ annualized base salary is $391,000. As part of his compensation package, Mr. Rhodes received a $65,000 signing bonus. If he voluntarily terminates his employment with the Company within the first year, he will be required to repay the signing bonus on a pro-rata basis. The “Grant Date Fair Value of PSUs and RSUs” and “Non-Equity Incentive Plan Compensation” amounts reflect the Make Whole RSU awards and 2018 LTI award made to Mr. Rhodes as part of his recruitment package. Further information on the Make Whole RSU awards are in footnote 8 to the Grants of Plan-Based Awards table on page 39.

38 2019 Proxy Statement

Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding equity and non-equity awards granted to the named executive officers in 2018:

Grants of Plan-Based Awards
								All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant	($)(2)	($)(3)	($)(4)	(#)	(#)	(#)	(#)(6)	(#)	($/Sh)	($)(7)
Franklin	2/27/18	323,023	646,047	969,070	22,183	31,698	50,728	—	34,945	$34.51	1,336,939
Schuller	2/27/18	115,480	230,960	346,441	2,375	4,750	9,500	3,162	8,723	$34.51	333,710
Fox	2/27/18	113,431	226,862	340,294	2,435	4,869	9,738	3,241	8,940	$34.51	342,055
Rhodes(8)	7/9/18	107,525	215,050	322,575	2,292	4,583	9,166	13,348	6,856	$35.44	673,257
Luning	2/27/18	77,240	154,479	231,719	1,965	3,929	7,858	2,616	7,215	$34.51	276,048
Smeltzer	2/27/18	115,063	230,126	345,189	2,694	5,388	10,776	3,586	9,893	$34.51	378,500

(1)	The named executive officers’ Non-Equity Incentive Plan Awards are calculated based on the named executive officers’ current annual salary multiplied by the executive’s target incentive compensation percentage times the factors described on pages 28 through 30.
(2)	The Threshold Non-Equity Incentive Plan Award is based on the factors described on pages 28 through 30.
(3)	The Target Non-Equity Incentive Plan Award is based on the factors described on pages 28 through 30.
(4)	The Maximum Non-Equity Incentive Plan Award is based the factors described on pages 28 through 30.
(5)	The February 28, 2019 Equity Incentive Plan Awards in these columns are composed of performance share units and restricted stock units for the CEO, Mr. Franklin, and performance share units for the other named executive officers. The performance share units for all named executive officers vest on the third anniversary of the grant date, subject to the degree of achievement of the applicable performance goals.
(6)	Represents service-based restricted stock unit grants to the named executive officers other than Mr. Franklin, which vest on the third anniversary of the grant date as long as the named executive officer is providing service to the Company.
(7)	The grant date fair value of restricted stock unit awards is based on their fair market value on the date of grant as determined under FASB ASC Topic 718. The assumptions used in calculating the fair market value under FASB’s accounting standard for stock compensation are set forth in Note 14, “Employee Stock and Incentive Plan” contained in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
(8)	Mr. Rhodes’ equity compensation in 2018 included make-whole awards related to his recruitment to the Company from Goldman Sachs & Co. These make-whole awards consist of RSUs with a grant date value of $240,000, which vested in February 2019, RSUs with a grant date value of $120,000, cliff vesting in February 2020 and RSUs, PSUs, and Stock Options with a grant date value of $277,000, cliff vesting in February 2021, as long as he remains employed by the Company.

Equity awards in 2018 consisted of RSUs, PSUs, and Stock Options. The RSU grants to the named executive officers vest at the end of three years from the grant date. The PSU grants to the named executive officers vest at the end of three years from the grant date, but the amount of the payout can range from 0% to 200% of the target grant depending on the Company’s performance against the performance goals described on pages 30 to 33. The threshold level of PSUs that a grantee can earn is 75% of the target grant and the maximum level a grantee can earn is 200% of the target grant. The threshold, target and maximum payout for each of the named executive officers is shown in the Grants of Plan-Based Awards Table above. Stock Options grants to the named executive officers vest 33 ⅓% in 2019, 33 ⅓% in 2020, and 33 ⅓% in 2021.

If the Company does not achieve the required financial performance to meet the designated performance criteria, the performance shares and stock options that are subject to such performance criteria that would otherwise vest are forfeited.

2019 Proxy Statement 39

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock option and stock awards held by the named executive officers at December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Franklin	27,053	$30.4700	2/22/2027	20,026	726,220	83,067	2,913,028
	34,945	$34.5100	2/27/2028
Schuller	6,789	$30.4700	2/22/2027	5,278	191,391	20,981	736,013
	8,723	$34.5100	2/27/2018
Fox	6,958	$30.4700	2/22/2027	5,278	191,391	21,412	751,021
	8,940	$34.5100	2/27/2028
Rhodes	6,856	$35.4400	2/27/2028	—	—	17,931	616,424
Luning	5,670	$30.4700	2/22/2027	4,806	174,295	17,742	622,768
	7,215	$34.5100	2/27/2028
Smeltzer	4,374	$30.4700	12/31/2021	5,287	191,743	4,991	174,902
	2,223	$34.5100	12/31/2021

(1)	The performance goals for the PSUs granted for 2016 for the three-year performance period ended December 31, 2018 and consisted of four metrics. These metrics, and the achievement determined by the Compensation Committee are described on pages 30 to 32 of this Proxy Statement.
(2)	The PSUs and RSUs in this column that are vested and earned for the named executive officers as of the date of this proxy statement are:

Named Executive Officer	Performance Period End	Date Vested, Earned and Paid	Number of Shares Issued
Franklin	12/31/2018	2/21/2019	20,026
Schuller	12/31/2018	2/21/2019	5,278
Fox	12/31/2018	2/21/2019	5,278
Rhodes	12/31/2018	2/21/2019	—
Luning	12/31/2018	2/21/2019	4,806
Smeltzer	12/31/2018	2/21/2019	5,287

The value of the PSU awards includes accrued and unpaid dividend equivalents. The dividend equivalents were accrued based upon the assumption that the PSUs would be issued at target award.

40 2019 Proxy Statement

Executive Compensation

(3)	For the PSUs granted in 2017, the Company’s interim performance through December 31, 2018 is 122.43%. For the PSUs granted in 2018, the Company’s interim performance through December 31, 2018 is 110.56%. Based on such interim performance PSUs are presented at target.

	Performance Share Units			Restricted Share Units
Named Executive Officer	Performance Period Ends	Date To Be Vested, Earned And Paid lf Applicable	Number Of Units Issued At Target	Vesting Period Ends	Date To Be Earned And Paid If Applicable	Number Of Units Issued At Target
Franklin	—	—	—	2/21/2019	2/21/2019	14,167
	12/31/2019	2/22/2020	23,378	2/22/2020	2/22/2020	13,824
	12/31/2020	2/27/2021	19,030	2/27/2021	2/27/2021	12,668
Schuller	—	—	—	2/21/2019	2/21/2019	3,733
	12/31/2019	2/22/2020	5,867	2/22/2020	2/22/2020	3,469
	12/31/2020	2/27/2021	4,750	2/27/2021	2/27/2021	3,162
Fox	—	—	—	2/21/2019	2/21/2019	3,733
	12/31/2019	2/22/2020	6,013	2/22/2020	2/22/2020	3,556
	12/31/2020	2/27/2021	4,869	2/27/2021	2/27/2021	3,241
Rhodes	—	—	—	2/21/2019	2/21/2019	7,162
	12/31/2019	2/22/2020	—	2/22/2020	2/22/2020	3,581
	12/31/2020	2/27/2021	4,583	2/27/2021	2/27/2021	2,605
Luning	—	—	—	2/21/2019	2/21/2019	3,400
	12/31/2019	2/22/2020	4,900	2/22/2020	2/22/2020	2,897
	12/31/2020	2/27/2021	3,929	2/27/2021	2/27/2021	2,616
Smeltzer	—	—	—	—	—	—
	12/31/2019	2/22/2020	3,780	—	—	—
	12/31/2020	2/27/2021	1,211	—	—	—

(4)	All such PSUs are subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company on the vesting date; actual results could vary materially at the end of the performance period. All RSUs for Mr. Franklin are subject to the achievement of applicable performance criteria and his continued service with the Company on the vesting date. All RSUs for the NEOs are subject to the individual’s continued service with the Company on the vesting date.

Options Exercised and Stock Vested

The following table sets forth (1) the number of shares of stock options, restricted shares, PSUs or RSUs previously granted to the named executive officers that were exercised, vested or were earned during 2018, and (2) the value realized by those officers upon the exercise, vesting, or payment of such shares based on the closing market price for our shares of Common Stock on the exercise or vesting date.

Options Exercised and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Franklin	—	—	29,108	1,069,319
Schuller	—	—	9,384	342,596
Fox	—	—	7,880	289,275
Rhodes	—	—	—	—
Luning	—	—	11,143	410,357
Smeltzer	—	—	22,700	817,579

(1)	The “Number of Shares Acquired on Vesting” column represents the number of shares of common stock issued upon the earning and vesting of the 2015 PSUs and RSUs in 2018.
(2)	The “Value Realized on Vesting” column includes the fair value of the shares paid on the vesting date plus dividend equivalents paid for PSUs and RSUs vesting in the amount of $63,080 for Mr. Franklin, $46,416 for Mr. Smeltzer, $16,874 for Mr. Fox, $18,184 for Mr. Schuller, and $25,143 for Mr. Luning.

2019 Proxy Statement 41

Executive Compensation

CEO to Median Employee Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Franklin:

For 2018, as is permitted under the rules of the SEC, to determine our median employee, we chose “base salary” as our consistently-applied compensation measure and utilized the same median employee as in 2017. We annualized this measure of compensation for those who commenced employment during 2018. Using a determination date of December 31, 2018, we calculated the median base salary for all required employees. The annual total compensation of the employee identified as the median employee of the Company (other than Mr. Franklin), was $75,791 and, the annual total compensation of Mr. Franklin was $3,552,902. The annual total compensation for the median employee and Mr. Franklin were calculated under Item 402(c) of Regulation S-K.

Accordingly, the ratio of the annual total compensation of Mr. Franklin to the median of the annual total compensation of all employees of the Company was estimated to be 47 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Retirement Plans and Other Post-Employment Benefits

Pension Benefits

The following table sets forth: (1) the number of years of credited service for the named executive officers under our various retirement plans as of December 31, 2018; (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2018; and, (3) any payments made to the named executive officers during 2018 under those plans.

	Pension Benefits
Name	Plan Name	Number of Years of Credited Service* (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Franklin	Retirement Income Plan for Aqua America, Inc. and	22	922,813	—
	Subsidiaries Non Qualified Retirement Plan	26	4,227,915	—
Schuller	Retirement Income Plan for Aqua America, Inc. and	—	—	—
	Subsidiaries Non Qualified Retirement Plan	—	—	—
Fox	Retirement Income Plan for Aqua America, Inc. and	13	487,144	—
	Subsidiaries Non Qualified Retirement Plan	17	855,261	—
Rhodes	Retirement Income Plan for Aqua America, Inc. and	—	—	—
	Subsidiaries Non Qualified Retirement Plan	—	—	—
Luning	Retirement Income Plan for Aqua America, Inc. and	12	362,627	—
	Subsidiaries Non Qualified Retirement Plan	16	667,339	—
Smeltzer	Retirement Income Plan for Aqua America, Inc. and	29	—	1,496,363
	Subsidiaries Non Qualified Retirement Plan	33	2,842,762	—

*	For benefit accrual purposes, credited service in the Retirement Plan is frozen as of December 31, 2014. For early retirement eligibility purposes, service continues to accrue after December 31, 2014 and will equal that shown for the Non-Qualified Retirement Plan.

42 2019 Proxy Statement

Executive Compensation

Retirement Income Plan for Aqua America, Inc. and Subsidiaries (the “Retirement Plan”)

The Company sponsors a qualified defined benefit Retirement Plan to provide retirement income to the company’s employees hired prior to certain dates starting in 2003. Effective December 31, 2014, the named executive officers (other than Mr. Schuller, and Mr. Rhodes who are not participants in the plan) ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits were frozen in the Retirement Plan as of December 31, 2014.

For the portion of the Retirement Plan covering certain of the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by the Company to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted shares underlying restricted stock units or performance shares become freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes maximum limitations on the annual amount of pension benefits that may be paid, and the amount of compensation that may be taken into account in calculating benefits, under a qualified, funded, defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

Benefits earned under the final pay formula for the retirement plan are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above “Covered Compensation” for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years. The annual benefit is further subject to a minimum benefit schedule. Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years. Covered Compensation is defined as the average of the Social Security Wage Bases (as defined in the Retirement Plan) in effect for each calendar year during the 35-year period ending with the last day of the calendar year of the benefit determination. Effective December 31, 2014, years of credited service and plan compensation in the Retirement Plan was frozen for the named executive officers (other than Mr. Schuller and Mr. Rhodes).

Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. All named executive officers (with the exception of Messrs. Rhodes and Schuller) are vested in the Retirement Plan. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of vesting service or age 62 with 30 years of vesting service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65 or are reduced actuarially in accordance with the terms of the Retirement Plan and federal law if payment occurs before age 55. Pension benefits earned are payable in the form of a lifetime annuity or can be collected as a lump sum benefit. Married individuals may receive a reduced benefit paid in the form of a qualified joint and survivor annuity. Mr. Fox is currently eligible to retire under the Retirement Plan. Mr. Smeltzer retired during 2018 and commenced payment of his Retirement Plan benefit.

Non-Qualified Retirement Plan

Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company. On December 1, 2014, the Board of Directors adopted an amended benefits plan for salaried employees of the Company (the “Non-Qualified Pension Benefit Plan”). The Non-Qualified Pension Benefit Plan is a plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. Effective December 31, 2014, the Non-Qualified Pension Benefit Plan was amended to include credited service and plan compensation that the named executive officers would have otherwise accrued under the Retirement Plan if their benefit had not been frozen in the Retirement Plan. In addition, deferred compensation is excluded from the Retirement Plan “plan compensation” definition, but is included in the calculation of benefits under the Non-Qualified Pension Benefit Plan. The benefit under the Non-Qualified Pension Benefit Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations, absent the freezing of plan compensation and credited service, and including deferred compensation in the final average earnings calculation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

Participants may retire as early as age 55 with 10 years of service under the Non-Qualified Pension Benefit Plan. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned under the Non-Qualified Pension Benefits Plan are payable in the form of a lump sum, unless an alternative election is made. An alternative election may be made such that benefits are paid as an annuity for life (and the life of the participant’s spouse upon death), in a series of installments or under certain circumstances transferred at separation from employment to up to five separate distribution accounts under the Company’s Executive Deferral Plan.

Messrs. Franklin, Fox, and Luning are earning benefits under the Non-Qualified Pension Benefit Plan, and are fully vested in those benefits. Mr. Fox is currently eligible to retire under the Non-Qualified Pension Benefit Plan. Mr. Smeltzer retired during 2018 and the value of his benefit under the Non-Qualified Pension Benefit Plan will be transferred to the Company’s Executive Deferral Plan. Messrs. Rhodes and Schuller do not earn any benefits under the Non-Qualified Pension Benefit Plan. In 2009, the Company began to fund the Non-Qualified Pension Benefit Plan through the use of trust-owned life insurance.

2019 Proxy Statement 43

Executive Compensation

Actuarial Assumptions used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	Retirement Ages
	December 31, 2018	December 31, 2017
Discount Rate	4.30%	3.66%
Franklin	62	62
Smeltzer	n/a*	62
Luning	65	65
Fox	65	65
Termination, pre-retirement mortality and disability rates	None	None

Post-Retirement Mortality	50% of the present value for the Retirement Plan is calculated using the RP-2014 gender specific annuitant mortality tables (with MP-2014 mortality improvements removed from 2006 to 2014) projected generationally from 2006 with Scale MP-2018 improvements. 50% of the present value of the Retirement Plan and 100% of the present value for the Non-Qualified Pension Plan is calculated using a 50% male and a 50% female blended RP-2014 annuitant mortality table (with MP-2014 mortality improvements removed from 2006 to 2014) projected generationally from 2006 with Scale MP-2018 improvements.	50% of the present value for the Retirement Plan is calculated using the RP-2014 gender specific annuitant mortality tables (with MP-2014 mortality improvements removed from 2006 to 2014) projected generationally from 2006 with Scale MP-2017 improvements. 50% of the present value of the Retirement Plan and 100% of the present value for the Non-Qualified Pension Plan is calculated using a 50% male and a 50% female blended RP-2014 annuitant mortality table (with MP-2014 mortality improvements removed from 2006 to 2014) projected generationally from 2006 with Scale MP-2017 improvements.

*Actual plan payments are shown for Mr. Smeltzer.

44 2019 Proxy Statement

Executive Compensation

Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions to, earnings on, withdrawals from and balances as of December 31, 2018 for our non-qualified Executive Deferral Plan.

Non-Qualified Deferred Compensation
Name	Registrant Contributions in Last FY ($)	Individual Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Franklin	—	—	(5,618)	—	76,180
Schuller	—	—	—	—	—
Fox	—	79,767	(15,562)	—	218,437
Rhodes	—	—	—	—	—
Luning	—	—	—	—	—
Smeltzer	3,080,570	304,613	(150,211)	—	3,523,052

(1)	The named executive officers’ contributions to this plan are included in the Summary Compensation Table.
(2)	In 2018, the deferred amounts were invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the earnings on those mutual funds.

Employees with total projected W-2 compensation for 2018 in excess of $141,000 were eligible to participate in the Company’s Executive Deferral Plan for 2018. Participants may defer up to 100% of their salary and 100% of their non-equity incentive compensation under the Company’s Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

Potential Payments Upon Termination or Change-In-Control

Change-In-Control

The Company maintains change-in-control agreements with its named executive officers. Payments under these agreements are triggered if the named executive officer’s employment is terminated other than for cause or the executive resigns for good reason, as defined in the agreements, within two years after consummation of a change-in-control transaction involving the Company.

The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-in-control agreements.

Name	Multiple of Base Compensation	Payment in Lieu of Health Benefit Continuation Period	Outplacement Services
Franklin	3	3	36 Months
Fox	2	2	6 Months
Rhodes	2	2	6 Months
Schuller	2	2	6 Months
Luning	2	2	6 Months

2019 Proxy Statement 45

Executive Compensation

For purposes of the change-in-control agreements, “Base Compensation” is defined as current base annual salary, plus the greater of the named executive officer’s target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the named executive officer under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Aqua America), in all capacities with Aqua America and its subsidiaries or affiliates. The executive’s Base Compensation would be determined prior to reduction for salary deferred by the named executive officer under any deferred compensation plan of Aqua America and its subsidiaries or affiliates, or otherwise. The named executive officer is entitled to receive a pro-rata share of the named executive officer’s target annual cash incentive compensation based on the portion of the calendar year that has elapsed at the time of the named executive officer’s termination. The named executive officer is also entitled to receive a lump sum payment in lieu of the continuation of certain health benefits for a period of 2 years and outplacement services.

The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreement, although pursuant to the requirements of Section 409A of the Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the named executive officer’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

For equity incentive awards made under the Plan: (i) for restricted stock units without performance goals, if a change-in-control occurs prior to the vesting date, the restricted stock units would remain outstanding and vest on the vesting date or, if earlier, vest upon a qualified termination event following a change-in-control; (ii) for Options, if a change-in-control occurs prior to any vesting date, the Options would remain outstanding and vest in accordance with the vesting schedule, or, if earlier, accelerate and vest upon a qualified termination event following a change-in-control; and (iii) for performance shares, if a change-in-control occurs, performance would be measured at the date of the change-in-control, and the number of performance shares earned to be determined as of the date of the change-in-control as follows:

•	If a change-in-control occurs more than one year after the grant date, the number of performance shares earned as of the change-in-control date would be the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.
•	If a change-in-control occurs within one year after the grant date, the number of performance shares earned as of the change-in-control date would be a pro-rata portion (based on the number of whole months in the applicable performance period worked from the date of grant to the change-in-control) of the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.

Any performance shares that are not earned at the change-in-control date would be forfeited. The vesting of these equity incentives is applicable to all grantees under the Plan.

The number of shares underlying the performance share awards will be earned and paid out at the end of the performance period, or, if earlier, as a double-trigger payment on the date of termination of employment following or in connection with the change-in-control.

For purposes of the change-in-control agreements and the vesting of unvested equity incentives as described above, a change-in-control, subject to certain exceptions, means:

1.	any person (including any individual, firm, corporation, partnership or other entity except Aqua America, any subsidiary of Aqua America, any employee benefit plan of Aqua America or of any subsidiary, or any person or entity organized, appointed or established by Aqua America for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of Aqua America then outstanding; or
2.	during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors of Aqua America cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Aqua America’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or
3.	there occurs a sale of 50% or more of the aggregate assets or earning power of Aqua America and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Aqua America is merged into or is merged with an unrelated entity such that following the merger the shareholders of Aqua America no longer own more than 50% of the resultant entity.

The change-in-control agreement for Mr. Franklin and the form of change-in-control agreement for the other named executive officers have been filed with the SEC as exhibits to the Company’s periodic report filings.

46 2019 Proxy Statement

Executive Compensation

Retirement and other Benefits

Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including the certain named executive officers, are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and non-qualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is set forth in the Pension Benefits Table on page 42. The pension benefit values included in the tables on pages 49 through 51 reflect the incremental value above the amounts shown in the Pension Benefits Table for benefits payable upon each triggering event from all pension plans in the aggregate.

The Company sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. Mr. Fox is eligible for these benefits. The postretirement medical benefits shown in the tables on pages 49 through 51 are those which are payable from the Company under each of the triggering events.

Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements. In addition, the Company assumes immediate termination, retirement, death or disability have occurred at December 31, 2018 for purposes of the tables on pages 49 through 51. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2018 are shown with zero value in the tables.

Upon termination for any reason, the named executive officer in our Executive Deferral Plan, would be entitled to a distribution of their account balances as set forth in the Non-qualified Deferred Compensation table on page 45, subject to the restrictions under the Executive Deferral Plan described on page 34. The values of these account balances are not included in the tables on pages 49 through 51. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables on pages 49 through 51.

Under the terms of the 2009 Omnibus Equity Compensation Plan, as amended (the “Plan”):

•	if the employment of the named executive officer terminates, any vested Options will remain exercisable for 90 days following the date of termination, or if shorter, the remaining term of the stock option;
•	if the named executive officer retires, other than in a change-in-control context, a prorated portion of the unvested Options will vest if the applicable performance goal is met for the year in which retirement occurs, and the vested Options will remain exercisable for the full term of the Options;
•	if the named executive officer dies or becomes disabled any unvested portion of any outstanding Options will become immediately vested, and will remain exercisable for one year following the termination date; and,
•	if, in connection with a change-in-control, the named executive officer’s employment is terminated by retirement, termination without cause or disability or death, all unvested stock options will accelerate and vest on the termination date. The vested Options shall be exercisable for the applicable period.

Under the terms of the RSUs granted under the Plan, grantees of RSUs will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement, or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the restricted stock units shall be issued to the grantee within 60 days following the grantee’s retirement, death or disability, subject to applicable tax withholding and the values of these restricted stock units as of December 31, 2018 are included in the tables on pages 49 through 51.

Under the terms of the performance share unit grants under the Plan, grantees of performance share units will (i) earn a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or earn immediately any unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the performance share units shall be issued to the grantee on the vesting date for such performance share units and the estimated values of these performance share units based on interim performance through December 31, 2018 are included in the tables on pages 49 through 51. For purposes of the performance share units tied to the performance goal of cumulative earnings before taxes, the Company’s actual performance is measured against a pro-rata portion of the performance goal as of year-end. Actual performance results for the full performance period may be substantially different from the amounts presented in the tables on pages 49 through 51.

2019 Proxy Statement 47

Executive Compensation

Termination

With respect to a termination event other than in connection with a change-in-control, the severance plan applicable to the named executive officers other than Mr. Franklin, and Mr. Franklin’s Employment Agreement as described on pages 49 through 51, provides the named executive officers with a severance benefit of one full year salary and one full year projected bonus or a minimum of one month of continued medical benefits of the named executive officer is terminated for any reason other than for cause.

In addition, once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Non-Qualified Pension Benefit Plan. Benefits vest upon attaining five years of service. Pension benefits for Messrs. Franklin, Fox, and Luning are vested and payable from the Retirement Plan as well as the Non-Qualified Pension Benefit Plan.

The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. Franklin, Fox and Luning are payable as an immediate lump sum payment or life annuity from the Retirement Plan and an immediate lump sum payment at age 55 from the non-qualified plans. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.

Retirement

In the case of retirement, the present value of benefits is determined in the same manner as termination. Messrs. Franklin, Rhodes, Schuller, and Luning are not currently eligible for retirement benefits. Mr. Fox is eligible for retirement.

Death

Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2018 in the tables on pages 49 through 51), survived to the earliest retirement age and retired with a qualified contingent annuity. Vested benefits under the Non-Qualified Pension Benefit Plan are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2018 in the tables on pages 49 through 51), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant.

Disability

If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

Messrs. Franklin, Fox, and Luning have each completed ten years of service. Therefore, for purposes of this present value calculation, these participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence. Mr. Schuller and Mr. Rhodes have not completed ten years of service.

48 2019 Proxy Statement

Executive Compensation

Termination Events Compensation

The total estimated value of the payments that would be triggered by a termination following a change-in-control, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2018 and assuming a value for our Common Stock as of December 31, 2018 for purposes of valuing the vesting of the equity incentives are set forth below:

CHRISTOPHER H. FRANKLIN
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	4,218,305	2,812,204	—	—	—
Prorated current year bonus	646,047	646,047	646,047	646,047	646,047
Payment of accrued dividend equivalents	158,354	—	114,506	158,354	158,354
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	1,390,131	—	865,839	1,390,131	1,390,131
Vesting of performance share units	2,382,599	—	1,443,392	2,382,599	2,382,599
Vesting of stock options	2,119,712	—	897,123	2,119,712	2,119,712
Continuation of welfare benefits	80,560	12,777	—	—	—
Outplacement services	67,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	280,937	280,937	—	—	1,203,679
Present value of retiree medical benefits	—	—	—	—	—
Total	11,344,145	3,751,965	3,966,907	6,696,843	7,900,522

DANIEL J. SCHULLER
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	839,856	419,928	—	—	—
Prorated current year bonus	230,960	230,960	230,960	230,960	230,960
Payment of accrued dividend equivalents	40,656	—	29,620	40,656	40,656
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	354,345	—	222,849	354,345	354,345
Vesting of performance share units	605,582	—	370,088	605,582	605,582
Vesting of stock options	530,355	—	224,693	530,355	530,355
Continuation of welfare benefits	52,386	12,777	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	2,674,140	663,665	1,078,210	1,761,898	1,761,898

2019 Proxy Statement 49

Executive Compensation

RICHARD S. FOX
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	756,208	378,104	—	—	—
Prorated current year bonus	226,862	226,862	226,862	226,862	226,862
Payment of accrued dividend equivalents	41,177	—	29,892	41,177	41,177
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	360,021	—	225,417	360,021	360,021
Vesting of performance share units	616,191	—	375,073	616,191	616,191
Vesting of stock options	543,553	—	230,285	543,553	543,553
Continuation of welfare benefits	40,798	9,951	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	334,561	—	1,249,417
Present value of retiree medical benefits	202,111	202,111	202,111	—	202,111
Total	2,806,921	817,028	1,624,201	1,787,804	3,239,332

MATTHEW R. RHODES
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	782,000	391,000	—	—	—
Prorated current year bonus	215,050	215,050	215,050	215,050	215,050
Payment of accrued dividend equivalents	9,103	—	3,363	9,103	9,103
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	456,368	—	221,491	456,368	456,368
Vesting of performance share units	173,240	—	27,942	173,240	173,240
Vesting of stock options	234,407	—	37,808	234,407	234,407
Continuation of welfare benefits	—	—	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	1,890,168	606,050	505,654	1,088,168	1,088,168

50 2019 Proxy Statement

Executive Compensation

CHRISTOPHER P. LUNING
Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	686,574	343,287	—	—	—
Prorated current year bonus	154,479	154,479	154,479	154,479	154,479
Payment of accrued dividend equivalents	35,409	—	26,139	35,409	35,409
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	304,735	—	194,978	304,735	304,735
Vesting of performance share units	517,952	—	321,534	517,952	517,952
Vesting of stock options	440,538	—	186,991	440,538	440,538
Continuation of welfare benefits	52,386	12,777	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	192,627	192,627	—	—	744,405
Present value of retiree medical benefits	—	—	—	—	—
Total	2,404,700	703,170	884,121	1,453,113	2,197,518

2019 Proxy Statement 51

PROPOSAL 4 Approval of the Aqua America, Inc. Amended and Restated Omnibus Equity Compensation Plan

In 2009, our Board adopted, and our shareholders approved, our 2009 Omnibus Equity Compensation Plan, and the Board has subsequently amended the Plan from time to time (as amended, the “2009 Plan”). Under the terms of the 2009 Plan, it expires in May 2019. As such, the Board of Directors, on February 28, 2019, approved the Amended and Restated Omnibus Equity Compensation Plan (the “Plan”).

The purpose of the Plan is to provide participants with the opportunity to receive grants that will encourage them to contribute to our success, align the economic interests of participants with those of our shareholders, and provide a means through which we can attract and retain officers, other key employees, non-employee directors and consultants and advisors of significant talent and abilities for the benefit of our shareholders and customers. Under the terms of the Plan, the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, stock units, stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of Aqua America and our subsidiaries who are in a position to contribute materially to the successful operation of our business.

The Plan reflects the number of shares approved by the shareholders in 2009, as adjusted for a subsequent stock split in 2013. No changes have been made to the number of shares authorized for issuance under the 2009 Plan. Therefore, approval of this Proposal No. 4 will not increase the number of shares available for issuance under the Plan or otherwise increase the potential dilution to shareholders as a result of the extension of the Plan.

The principal change to the Plan is to extend the term of the Plan until May 2, 2029, assuming receipt of shareholder approval of this Proposal No. 4 at the Annual Meeting. The additional updating changes we have made to the Plan include: (i) establishing minimum vesting or forfeiture periods for all awards; (ii) revising the Plan to reflect elimination of certain requirements, on a going forward basis, related to performance-based compensation to reflect the changes to Section 162(m) of the Code in light of the Tax Cuts and Jobs Act, enacted on December 22, 2017; (iii) clarifying and including in the Plan the standard impact of various termination of service events on outstanding awards; (iv) adding an automatic exercise feature for expiring in-the-money stock options; and (v) providing each of the Board and the Compensation Committee with the authority to amend or terminate the Plan.

The Board recommends that the shareholders approve the Plan as submitted to shareholders, because the Board believes that the Plan is a vital component of the Company’s performance-based compensation programs, provides appropriate flexibility for the Board to properly incent management and helps to enhance shareholder value.

Plan Summary

The following summary of the material terms of the amended Plan is qualified in its entirety by reference to the full text of the amended Plan, which is set forth in Appendix C to this Proxy Statement.

General

The Plan provides that grants may be made in any of the following forms

•	Incentive stock options, with or without performance-based conditions
•	Nonqualified stock options, with or without performance-based conditions
•	Stock awards, with or without performance-based conditions
•	Stock units, with or without performance-based conditions
•	Stock appreciation rights (“SARs”)
•	Dividend equivalents
•	Other stock-based awards, with or without performance-based conditions

Subject to adjustment as described below, the maximum aggregate number of shares of our Common Stock that may be issued or transferred under the Plan (including pursuant to awards granted prior to amendment) is 6,250,000 shares, which reflects the original 5,000,000 shares authorized with the adoption of the Plan at our 2009 annual meeting of shareholders, adjusted for the 25% stock split effective as of September 1, 2013. As of December 31, 2018, the number of shares available for future grants under the Plan was 3,947,733.

52 2019 Proxy Statement

Proposal 4

If and to the extent that options and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. If we repurchase our shares on the open market with the proceeds from the exercise price of options, the repurchased shares are not available for future issuance under the Plan.

Administration of the Plan

The Plan is administered and interpreted by the Executive Compensation Committee of the Board (the “Compensation Committee”). However, the Board of Directors approves and administers all grants made to non-employee directors. References to the “Compensation Committee” include the Board, as applicable to grants to non-employee directors. The Compensation Committee may delegate authority to administer the Plan to one or more subcommittees, as it deems appropriate.

The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the Plan.

The Compensation Committee presently consists of Ellen T. Ruff (Chair), Elizabeth B. Amato and Daniel Hilferty, each of whom is an independent non-employee director.

Eligibility for Participation

All of the employees of the Company and each of its subsidiaries, all non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Plan. As of March 4, 2019, there were approximately 1,600 employees, 7 non-employee directors, and 14 consultants and advisors eligible to receive grants under the Plan. Except with respect to non-employee directors, the Compensation Committee is authorized to select the persons to receive grants from among those eligible and to determine the number of shares of our Common Stock that are subject to each grant.

Types of Awards

Stock Options. The Compensation Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Compensation Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan must be equal to or greater than the last reported sale price of the underlying shares of our Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of the Common Stock on the date of grant.

The Compensation Committee will determine the term of each option which will not exceed ten years from the date of grant. If the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of the Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Compensation Committee will determine the terms and conditions of options, including when they become exercisable. The vesting schedule for any option must be a minimum of six months. The Compensation Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Except as otherwise provided by the Compensation Committee, a grantee’s unvested options terminate as of the date a grantee ceases to provide continuous service to us and any unvested options may be exercised for 90 days after the date on which continuous service ceased. However, if a grantee ceases to provide continuous service to us on account of termination for cause, the grantee’s options (whether vested or unvested) will terminate immediately. For purposes of the Plan, “continuous service” means that the grantee’s service with us is not interrupted or terminated. The grantee’s continuous service will not have terminated merely because of a change in capacity in which the grantee renders service to us or a change in the entity for which the grantee renders such service, provided that there is no interruption or termination of the grantee’s continuous service; subject to compliance with Section 409A of the Code, if applicable.

2019 Proxy Statement 53

Proposal 4

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Compensation Committee determines otherwise, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve.

Unless otherwise determined by the Committee, or inapplicable based on instructions from a grantee, each option that is outstanding on the last business day of the applicable term that was established by the Committee for such option (the “Automatic Exercise Date”) with an exercise price per share that is less than the fair market value per share of our Common Stock as of that date will automatically be exercised on the Automatic Exercise Date. Payment of the exercise price of any such option and related tax obligations will be “net settled” to the maximum extent permitted by law. The automatic exercise does not apply to an option if the grantee incurs a termination of continuous service on or before the Automatic Exercise Date.

Stock Awards. The Compensation Committee may grant stock awards to anyone eligible to participate in the Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time, on a particular date or according to such other criteria as the Compensation Committee determines. The minimum restriction period for stock awards with a restriction period is one year from the date of grant.

The Compensation Committee will determine the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the Compensation Committee determines otherwise, a grantee will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period. However, any dividends with respect to performance-based stock awards will be withheld and become payable only if and to the extent that the restrictions on the underlying stock awards lapse, as determined by the Compensation Committee.

All restrictions imposed on stock awards will lapse upon expiration of the applicable restriction period and the satisfaction of all conditions, if any, imposed by the Compensation Committee.

If a grantee ceases to provide continuous service to us during the restriction period, or if other specified conditions are not met, then the grantee’s stock award will terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to us. If a grantee has an early retirement or normal retirement event during the restriction period, the number of stock awards that vest will be pro-rated to the date of such early retirement or normal retirement, as the case may be. Such payment will be made no earlier than the end of the restriction period (or the end of the period during which the grantee must render continuous service, if later) and no later than 75 days following the later of the end of the performance period or the end of the period of continuous service.

Stock Units. The Compensation Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Compensation Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals, service requirements and/or other conditions, whether stock units will be settled in cash or stock, and the other terms and conditions applicable to stock units. If a restriction period is established for a stock units grant, it will be a minimum of one year.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. If a grantee ceases to provide continuous service to us before the stock units vest, or if other conditions are not met, the grantee’s stock units will be forfeited, provided, however if a grantee has an early retirement or normal retirement event prior to the vesting of stock units, the number of stock units that will vest will be pro-rated to the date of such early retirement or normal retirement, as the case may be. Such payment will be made no earlier than the end of the restriction period (or the end of the period during which the grantee must render continuous service, if later) and no later than 75 days following the later of the end of the performance period or the end of the period of continuous service.

SARs. The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of Common Stock on the date of exercise over the base amount for the SAR. Payment will be made in cash, shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

The base amount of each SAR will be determined by the Compensation Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of the Common Stock on the date of grant of the SAR. The Compensation Committee will determine the terms and conditions of SARs, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any SARs.

54 2019 Proxy Statement

Proposal 4

SARs may only be exercised while the grantee is providing continuous service to us or within a specified period of time after termination of employment or service, as determined by the Compensation Committee.

Dividend Equivalents. The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Plan either alone or in conjunction with all or any part of any stock units or other stock-based awards granted under the Plan. A dividend equivalent is equal to the dividend payable on a share of Common Stock. We will credit to an account maintained for the grantee on our books and records on each record date an amount that is generally equal to the dividend equivalents subject to the grant during the accumulation period designated by the Compensation Committee. The Compensation Committee will determine the terms and conditions applicable to any dividend equivalents. However, any dividend equivalents granted in connection with performance-based stock units or other stock-based awards will be withheld and will be paid only if and to the extent that the restrictions on the related stock units or other stock-based awards lapse, as determined by the Compensation Committee.

The amount of a dividend equivalent (the “dividend equivalent amount”) is determined by applying the following factors: (i) the number of dividend equivalents granted, (ii) the per-share cash dividend, or the per-share fair market value of any non-cash dividend, payable by us during the applicable accumulation period and (iii) the length of the applicable accumulation period designated by the Compensation Committee at the time of grant.

Unless otherwise determined by the Compensation Committee, any stand-alone dividend equivalent amounts accrued in a grantee’s account between the date of the grant to March 1 of the following year will be distributed to the grantee no later than March 15 of the year following the date of grant, and any dividend equivalent amounts accrued in an account from March 2 of the year following the date of grant (or any anniversary thereof) through March 1 of the following year will be distributed to the grantee no later than March 15 of such following year, subject to the grantee’s continuous service to us. However, dividend equivalents granted in connection with performance-based stock units or other stock-based awards will instead be distributed at the time the underlying awards are distributed, to the extent that the underlying awards become payable.

Other Stock-Based Awards. The Compensation Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions for other stock-based awards will be determined by the Compensation Committee.

Qualified Performance-Based Compensation

The Compensation Committee may determine that grants of options, stock units, stock awards, or other stock-based awards granted to employees under the Plan will have performance goals and a performance period or performance-based vesting. The Compensation Committee will establish, in writing, the performance goals and the performance period or vesting schedule for each applicable award; provided, however, that whether the determination of the performance goals and performance period or vesting schedule for any award for which the Compensation Committee has delegated authority under the Plan, the authority to establish performance goals, a performance period or performance vesting is also delegated. Such performance goals may vary by grantee or by award. The Compensation Committee, in its discretion, may adjust or modify the calculation of performance goals to prevent dilution or enlargement of the rights of awardees.

Adjustment Provisions

If there is any change in the number or kind of shares of our Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without our receipt of consideration, or if the value of outstanding shares of the Common Stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the Plan, the maximum number of shares of Common Stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Compensation Committee, in such manner as the Compensation Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of the Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated, and the number of shares covered by outstanding grants may be rounded up or down, as determined by the Compensation Committee, subject to compliance with sections 424 and 409A of the Code and the applicable share limits under the Plan. In the event of a change in control, the Plan provisions applicable to a change in control will apply. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

2019 Proxy Statement 55

Proposal 4

Change in Control of the Company

The Plan does not provide for automatic vesting of outstanding grants upon the occurrence of a change in control. Instead, in the event of a change in control, the Compensation Committee may take any of the following actions with respect to any or all outstanding grants under the Plan: (i) accelerate the vesting of outstanding options and SARs upon a specified termination of employment or service associated with the change in control event; (ii) provide for the lapse of the restrictions and conditions on outstanding stock awards upon a specified termination of employment or service associated with the change in control event; (iii) accelerate the vesting of stock units, other stock-based awards and unpaid dividend equivalent amounts and provide that they will be paid at their target values, or in such greater amounts as the Compensation Committee may determine, upon a specified termination of employment or service associated with the change in control event; (iv) require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of Common Stock as determined by the Compensation Committee, in an amount, if any, equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, (v) after giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Compensation Committee deems appropriate, or (vi) determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change in control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). If the per share fair market value of our stock does not exceed the per share exercise price of an option or base amount of an SAR at the time of surrender or termination, the option or SAR may be surrendered or terminated for no consideration.

A change in control will be deemed to have taken place if any one of the following events occurs:

•	a person or group, other than us, one of our affiliates or one of our employee benefit plans acquires 20% or more of the Common Stock then outstanding.
•	during any 24-month period, there is a change in the majority of the Board of Directors other than by approval of the Board immediately prior to such change.
•	there is a sale of 50% or more of the aggregate assets or earning power of our company and our subsidiaries, or our liquidation is approved by a majority of our shareholders or we are merged into or are merged with an unrelated entity such that, following the merger, our shareholders no longer own more than 50% of the resultant entity.

Transferability of Grants

Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Compensation Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Compensation Committee may determine.

No Repricing of Options

Except in connection with certain corporate transactions involving all of the Company’s stock (including any stock dividend, distribution, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our Common Stock or other securities, or similar transaction), we may not, without obtaining shareholder approval: (i) amend the terms of outstanding options or SARs to reduce their exercise price or base price, as applicable; (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original grant; or (iii) cancel outstanding options or SARs with an exercise price or base price, as applicable, above the then current price of our Common Stock in exchange for cash or other securities. In addition, neither the Board nor the Compensation Committee may amend the Plan to permit the actions in (i), (ii) or (iii), without prior shareholder approval.

Company Clawback and other Policies

All grants made under the Plan will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

56 2019 Proxy Statement

Proposal 4

Amendment and Termination of the Plan

The Board or the Compensation Committee may amend or terminate the Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements. Following approval of Proposal No. 4 at the Annual Meeting, the Plan will terminate on May 2, 2029, unless the Plan is terminated earlier by the Board or the Compensation Committee or is extended by the Board or Compensation Committee with shareholder consent.

Material U.S. Federal Income Tax Consequences of Awards

The following is a summary of material U.S. federal income tax considerations relating to the Plan. The summary is based on U.S. federal income tax laws and regulations presently in effect, which are subject to change, possibly retroactively. Tax laws are complex and may vary depending on individual circumstances and from locality to locality. This discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Plan and does not address state, local or foreign tax consequences. All participants in the Plan are urged to consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of participating in the Plan based on the participant’s personal circumstances.

Nonqualified Stock Options. Under the Code, the grant of a nonqualified stock option is generally not taxable to the grantee. On exercise of a nonqualified stock option granted under the Plan, a grantee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired over the exercise price. The grantee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the grantee’s holding period for those shares will begin on that date. Upon a grantee’s sale of shares acquired pursuant to the exercise of a nonqualified stock option, any difference between the sale price and the fair market value of the shares on the date when the stock option was exercised will be treated as long-term or short-term capital gain or loss.

If a grantee pays for shares of stock on exercise of an option by delivering shares of Common Stock, the grantee will not recognize gain or loss on the shares delivered, even if the fair market value of such shares differs from the grantee’s tax basis in such shares. The grantee, however, will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. In addition, the holding period of the shares received will include the holding period of the shares delivered as payment. The grantee’s tax basis and holding period for any shares received in excess of the number of shares delivered by the grantee will be the same as if the grantee had exercised the option solely in exchange for cash.

Upon a grantee’s exercise of a nonqualified stock option, the Company or the applicable subsidiary will generally be entitled to a deduction for U.S. federal income tax purposes at such time and in the same amount recognized as ordinary income to the grantee, subject to the possible limitations on deductibility under Section 280G of the Code for compensation paid to executives designated in such Section, and provided that the Company effects withholding with respect to the deemed compensation.

Incentive Stock Options. The Plan provides for the grant of stock options that qualify as ISOs. Under the Code, a grantee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the grantee holds a share of stock received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, a grantee disposes of a share of stock acquired on exercise of an ISO before the end of the Required Holding Period, (a “Disqualifying Disposition”) the grantee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised (or, if less, the amount realized on such Disqualifying Disposition) over the exercise price. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, the excess gain recognized will be short-term or long-term capital gain, depending upon the length of time the shares have been held after the date of exercise.

If a grantee exercises an ISO by delivering shares of stock acquired by an earlier exercise of an ISO, and the previously acquired shares have not been held for the Required Holding Period, the grantee will recognize ordinary income on the Disqualifying Disposition.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the grantee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the grantee’s alternative minimum taxable income for that year.

2019 Proxy Statement 57

Proposal 4

The Company is not entitled to take a deduction for U.S. federal income tax purposes with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is entitled to a deduction in an amount equal to the ordinary income includible in income by the grantee, subject to the possible limitations on deductibility under Section 280G of the Code for compensation paid to executives designated in such Section, and provided that the Company effects withholding with respect to the deemed compensation.

Stock Awards. Generally, the grantee of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the grantee in exchange for the stock. If, however, the stock is not vested when it is received under the Plan (for example, if the grantee is required to work for a period of time in order to have the right to sell the stock), the grantee generally will not recognize income until the stock becomes vested, at which time the grantee will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the grantee in exchange for the stock. A grantee may, however, file a “section 83(b) election” with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding that such share are not vested and may be subsequently forfeited. If a grantee makes such an election, the grantee will not recognize any additional taxable income at the time the shares become vested, but if the shares are later forfeited, the grantee will not be allowed a tax deduction for the forfeited shares.

The grantee’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Plan, the difference between the sales price and the grantee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

The Company will be entitled to a deduction for U.S. federal income tax purposes equal to the amount of ordinary income taxable to the grantee, subject to the possible limitations on deductibility under Section 280G of the Code for compensation paid to executives designated in such Section, and provided that the Company effects withholding with respect to the deemed compensation.

Stock Units. A grantee normally will not realize taxable income upon the award of stock units. A grantee will be subject to tax on the earlier of the year in which the grantee receives the underlying shares of Common Stock or the year in which the award is no longer subject to a substantial risk of forfeiture. In that year, the grantee will recognize income equal to the fair market value of the shares of the Common Stock received, or no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a deduction in the same amount, provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Appreciation Rights. The Company may grant SARs separate from any other award or in tandem with options under the Plan. Generally, the grantee of an SAR will not recognize any taxable income at the time the SAR is granted. When the SAR is exercised, the grantee receives the appreciation inherent in the SARs in cash and such cash will be taxable as ordinary compensation income to the grantee at the time that the cash is received. If the grantee receives the appreciation inherent in the SARs in shares of stock, the grantee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the grantee for the stock. The Company will be entitled to a deduction for U.S. Federal income tax purposes in an amount equal to the amount recognized by the grantee as ordinary income, subject to the possible limitations on deductibility under Section 280G of the Code for compensation paid to executives designated in such Section, and provided that the Company effects withholding with respect to the deemed compensation.

SARs may be issued in tandem with a stock option. Under this type of arrangement, the exercise of a SAR will result in the cancellation of an option, and the exercise of an option will result in a cancellation of a SAR. If the grantee of a tandem SAR elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the grantee will be the same as discussed above relating to the SARs. If the grantee elects to exercise the underlying option, the grantee will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option, as previously discussed above. As a result, the grantee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

Dividend Equivalents. Generally, the grantee of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. The Company generally will be entitled to a deduction for U.S. Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, subject to the possible limitations on deductibility under Section 280G of the Code for compensation paid to executives designated in such Section, and provided that the Company effects withholding with respect to the deemed compensation.

58 2019 Proxy Statement

Proposal 4

Other Stock Awards. The U.S. federal income tax consequences of any other stock awards will depend upon the specific facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards.

Performance-based Awards. A grantee who has been granted a performance-based award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction for U.S. federal income tax purposes at that time. When an award is paid, whether in cash or shares of Common Stock, the grantee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction. The grantee’s tax basis in any shares acquired pursuant to a performance-based award is the amount recognized by him or her as income attributable to such shares. Upon a subsequent disposition of the shares, the grantee will generally realize a capital gain or loss, as applicable.

Tax Withholding. Ordinary income recognized in connection with the receipt or exercise of an award under the Plan is subject to income and employment tax wage withholding, unless the participant is not an employee of the Company, or any subsidiary or affiliate. The Company, or any subsidiary or affiliate, may deduct from all payments made under the Plan, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign withholding obligations with respect to any award.

Section 409A of the Code. Section 409A of the Code governs the taxation of deferred compensation. Awards received under the Plan are intended to be exempt from the requirements of Section 409A where possible. However, there can be no assurance that awards designed to be exempt from Section 409A will in fact be exempt. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

Section 280G of the Code. Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions on stock awards in connection with a change in control could be deemed an “excess parachute payment” for purposes of the parachute tax provisions of Section 280G of the Code. In that event, the grantee could be subject to a 20% excise tax and the Company or applicable subsidiary could be denied a tax deduction with respect to a portion of the grants.

Summary of Grants Under the Plan

Grants under the Plan are discretionary, so it is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the Plan after the 2019 Annual Meeting. For information with respect to grants to our named executive officers during 2018 under the Plan, see the Grants of Plan-Based Awards table on page 39 and for information with respect to grants to our non-employee directors, see the Director Compensation table on page 18. The following table sets for the number of shares of our Common Stock underlying grants made in 2018 under the Plan to our named executive officers, all executive officers as a group, all non-executive officer employees as a group and our non-employee directors:

Group	Options, Stock Units and Stock Grants	Performance-Based Options, RSUs and PSUs(1)(2)
Named Executive Officers	26,965	136,101
Executive Officer Group	10,588	45,201
Non-Executive Employee Groups	17,861	95,254
Non-Employee Directors	17,171	—

(1)	PSUs are listed at their target amount.
(2)	Includes 12,668 RSUs granted to Christopher Franklin with performance conditions.

The last reported sale price of our Common Stock on March 4, 2019 was $36.34 per share.

The Board of Directors Unanimously Recommends a vote FOR adoption of the Amended and Restated Omnibus Equity Compensation Plan.

2019 Proxy Statement 59

Ownership of Common Stock

The following table sets forth certain information as of March 4, 2019 with respect to shares of Common Stock of the Company beneficially owned by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, the address of the beneficial owners is Aqua America, Inc., 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Certain Beneficial Owners	Sole Voting and/or Sole Investment Power(1)	Shared Voting and/or Investment Power		Beneficial Ownership	Percentage of Class Outstanding(2)
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	18,871,131	138,400		19,009,531	10.65%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	17,017,669	—		17,017,669	9.54%
State Street Corporation(5) One Lincoln Street Boston, MA 02111	—	8,722,641		8,722,641	4.89%
Directors, Nominees and Named Executive Officers
Elizabeth B. Amato	1,134	—		1,134	*
Carolyn J. Burke	6,242	—		6,242	*
Nicholas DeBenedictis	30,389	—		30,389	*
Richard S. Fox	19,064	—		19,064	*
Christopher H. Franklin	130,812	—		130,812	*
William P. Hankowsky	31,954	—		31,954	*
Daniel J. Hilferty	6,404	—		6,404	*
Wendell F. Holland	15,879	—		15,879	*
Christopher P. Luning	41,298	—		41,298	*
Matthew R. Rhodes	4,822	—		4,822	*
Ellen T. Ruff	27,129	—		27,129	*
Daniel J. Schuller	16,767	—		16,767	*
David P. Smeltzer	49,947	57,080	(6)	107,027	*
Lee C. Stewart	11,134	—		11,134	*
Christopher C. Womack	—	—		—	*
All Directors, Nominees and Executive Officers as a Group (16 persons)
	451,943	84,510	(7)	536,452	*

* less than one percent

(1)	Includes shares held under the Company 401(k) plan.
(2)	Percentage of ownership for each person or group based on 178,362,753 shares of Common Stock outstanding as of March 4, 2019 and all shares issuable to such person or group upon exercise of outstanding stock options exercisable within 60 days of that date.
(3)	The information from The Vanguard Group was obtained from the Schedule 13G/A filed by the Vanguard Group with the SEC on February 11, 2019.
(4)	The information from BlackRock, Inc. was obtained from the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019.
(5)	The information for State Street Corporation was obtained from the Schedule 13G, filed by State Street Corporation with the SEC on February 12, 2019.
(6)	The shareholdings indicated are owned jointly with Mr. Smeltzer’s wife.
(7)	The shareholdings indicated include 84,510 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children, (iii) owned by family members, or (iv) in trusts for adult children.

60 2019 Proxy Statement

Questions and Answers about the 2019 Annual Meeting

Who is entitled to vote?

Holders of shares of the Company’s common stock (the “Common Stock”) of record at the close of business on March 9, 2019 are entitled to vote at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

How many shares can vote?

As of March 4, 2019, there were 178,362,753 shares of Common Stock outstanding and entitled to be voted at the meeting. Shares can be voted in the following four ways:

•	In person at the meeting;
•	By proxy at the meeting;
•	Electronically via the Internet, according to the instructions set out on the proxy card; or
•	By telephone, according to the instructions set out on the proxy card.

What is the proxy?

The proxy card or electronic proxy that you are being asked to give is a means by which a shareholder may authorize the voting of his or her shares at the meeting if he or she is unable to attend in person. The individuals to whom you are giving a proxy to vote your shares are Christopher P. Luning, our Senior Vice President, General Counsel and Secretary, and Daniel J. Schuller, our Executive Vice President and Chief Financial Officer.

The shares of Common Stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the proxy card or electronic proxy, or voting via telephone. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

If a proxy is executed, can a shareholder still attend the meeting in person?

Yes, execution of the accompanying proxy or voting through an electronic proxy or voting by telephone will not affect a shareholder’s right to attend the meeting and, if desired, vote in person. You can submit a proxy and still attend the meeting without voting in person.

Can a shareholder revoke or change his or her vote?

Yes. Any shareholder giving a proxy card or voting by electronic proxy or voting by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

What is “Householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the Proxy Materials or the Notice. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the Proxy Materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. By telephone at 1-800-540-7095, or by mail at 51 Mercedes Way, Edgewood, New York 11717. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above.

Where can I find directions to the Annual Meeting?

Directions to the Annual Meeting can be found at: https://www.omnihotels.com/hotels/richmond/property-details/directions.

2019 Proxy Statement 61

Questions and Answers about the 2019 Annual Meeting

What are the voting requirements to approve each proposal? What is the impact of abstentions and broker non-votes on each proposal?

The following table summarizes the vote required for the approval of each proposal and the impact, if any, of abstentions and broker-non votes.

	Proposal	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
1.	Election of directors	Plurality of the votes cast*	No effect on this proposal	No effect on this proposal
2.	Ratification of the appointment of PricewaterhouseCoopers LLP	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	Not applicable as brokers have discretionary authority to vote on this proposal
3.	Advisory vote on executive compensation	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal
4.	Approval of the Amended and Restated Omnibus Equity Compensation Plan	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal

*	In accordance with the Company’s majority voting resignation policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election shall promptly tender his or her resignation to the Board of Directors.

The Company’s Articles of Incorporation also provide that the affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any matter properly brought before the meeting, other than the election of directors, on the recommendation of a vote of a majority of the entire Board of Directors. The Company’s Articles of Incorporation also provide that the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to take action with respect to any other matter properly brought before the meeting, other than the election of directors, without the recommendation of a vote of a majority of the entire Board of Directors.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders for the transaction of business. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under NYSE rules for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year, even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors , the advisory vote on the compensation paid to the Company’s named executive officers for 2018 and the approval of the Aqua America, Inc. Amended and Restated Omnibus Equity Compensation Plan without instructions from you. Without your voting instructions on these matters, a broker non-vote will occur.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the proxy card or submit an electronic proxy, vote telephonically or provide your broker with instructions on how to vote your shares, regardless of whether or not you plan to attend the meeting.

62 2019 Proxy Statement

Information about Proposals under Consideration at this Meeting

How are directors elected?

Under the Company’s Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast at the meeting. A description of the Company’s majority voting resignation policy is set forth in the answer to the question below. Votes may be cast FOR or WITHHOLD for each nominee. The director nominees who receive the highest number of votes up to the number of directors to be elected will be elected at the meeting. All of the directors elected at the 2019 Annual Meeting will be elected for one year terms expiring at the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

What if an incumbent director receives more WITHHOLD votes than FOR votes in an uncontested election?

The Board of Directors adheres to a majority voting resignation policy for the election of directors in uncontested elections. Under this policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election must promptly tender his or her resignation to the Board of Directors. The Board will evaluate the relevant facts and circumstances in connection with such director’s resignation, giving due consideration to the best interests of the Company and its shareholders. Within 90 days after the election, the independent directors must make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will promptly disclose publicly its decision and the reasons for its decision.

The Board of Directors believes that this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board of Directors appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders. The Company’s majority voting resignation policy is set forth in the Company’s Corporate Governance Guidelines. Copies of the Corporate Governance Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.aquaamerica.com.

Why are the shareholders asked to vote on the ratification of the selection of the independent registered public accounting firm?

The Audit Committee of our Board of Directors carefully considers the qualifications of the independent auditors before engaging them to conduct an audit, and has the oversight authority with respect to the performance of the independent auditors. The Board of Directors thinks it is important to provide an opportunity for the shareholders to voice any concern with respect to the independent auditors selected, which is the reason for this ratification vote.

What is the impact of the advisory vote on the compensation paid to the Company’s named executive officers, referred to as “Say on Pay” vote?

The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, value the opinions of the Company’s shareholders and expect to take into account the outcome of the non-binding advisory vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

2019 Proxy Statement 63

Process for Submitting Shareholder Proposals at the Next Annual Meeting

Who can submit a shareholder proposal at an Annual Meeting of Shareholders?

Shareholders may submit proposals, which are proper subjects for inclusion in the Company’s Proxy Materials, which are this Proxy Statement and the form of proxy attached, for consideration at an Annual Meeting of Shareholders, by following the procedures prescribed by Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended.

What is the deadline for submitting shareholder proposals for inclusion in the Company’s Proxy Materials for the next Annual Meeting?

To be eligible for inclusion in the Company’s Proxy Materials relating to the 2020 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than November 23, 2019.

What is the deadline for proposing business to be considered at the next Annual Meeting, but not to have the proposed business included in the Company’s Proxy Materials?

A shareholder of the Company may wish to propose business to be considered at an Annual Meeting of Shareholders, but not to have the proposed business included in the Company’s Proxy Materials relating to that meeting. Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2020 Annual Meeting of Shareholders (other than matters included in the Company’s Proxy Materials) not earlier than January 3, 2020 or later than February 2, 2020. The notice must meet certain other requirements set forth in the Company’s Bylaws. Copies of the Company’s Bylaws can be obtained by submitting a written request to the Secretary of the Company.

Proposals, notices and requests for a copy of our Bylaws should be addressed as follows:

Corporate Secretary

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

64 2019 Proxy Statement

Nominating Candidates for Director

How does a shareholder nominate a director for election to the Board of Directors at the 2019 Annual Meeting?

A shareholder entitled to vote for the election of directors may make a nomination for director provided that written notice (the “Nomination Notice”) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the 2019 Annual Meeting in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

Section 4.14 of the Company’s Bylaws requires the Nomination Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Nomination Notice must contain or be accompanied by the following information:

1.	Residence of the shareholder who intends to make the nomination;
2.	A representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Nomination Notice;
3.	Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;
4.	A description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and
5.	The consent of each nominee to serve as a director of the Company if so elected.

What is the deadline for submitting a Nomination Notice for the 2019 Annual Meeting?

Pursuant to the above requirements, a Nomination Notice for the 2019 Annual Meeting must be received by the Secretary of the Company no later than April 18, 2019.

Who chooses the director candidates?

The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board of Directors for nomination. The process followed by our Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, consideration of candidates proposed by shareholders, meetings from time to time to evaluate potential candidates and interviews of potential candidates.

How are director candidates evaluated?

In considering candidates for director, the Corporate Governance Committee will consider the candidate’s personal abilities, qualifications, independence, knowledge, judgment, character, leadership skills, education, background and their expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, including, without limitation, race, gender and national origin, background, demographics, expertise and experience.

Due consideration will also be given to the position the candidate holds at the time of his or her nomination and his or her capabilities to advance the Company’s interests with its various constituencies. The Corporate Governance Committee considers all of these qualities when selecting, subject to ratification by our Board of Directors, candidates for director. The Corporate Governance Committee will evaluate shareholder-recommended candidates in the same manner as it evaluates candidates recommended by others.

What is the deadline for submitting a shareholder recommendation for a director candidate at the 2020 Annual Meeting of Shareholders?

If you would like a director candidate considered by the Corporate Governance Committee for selection as a nominee at the 2020 Annual Meeting of Shareholders, such recommendation should be submitted to the Chairperson of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders—that is, with respect to the 2020 Annual Meeting, no later than November 23, 2019.

2019 Proxy Statement 65

Communications with the Company or Independent Directors

The Company receives shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

Corporate Secretary

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

In addition, shareholders or other interested parties may communicate directly with the independent directors or the lead independent director by writing to the address set forth below. The Company will review all such correspondence and provide any comments along with the full text of the shareholder’s or other interested party’s communication to the independent directors or the lead independent director.

The Independent Directors or Lead Independent Director of Aqua America, Inc.

C/O Corporate Secretary

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

Additional Information

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2018 and 2018 Annual Report to Shareholders. Please direct your request to Investor Relations Department, Aqua America, Inc., 762 W. Lancaster Ave., Bryn Mawr, PA 19010. Copies of our Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.aquaamerica.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (a “10% Shareholder”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it during 2017 and 2018, the Company believes that all filings required to be made by the reporting persons were made on a timely basis.

Other Matters

The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

CHRISTOPHER P. LUNING

Secretary
March 22, 2019

66 2019 Proxy Statement

Appendix A

Utility Companies Included in the Utility Industry Database used by the Executive Compensation Committee’s Compensation Consultant Pay Governance:

Investor-Owned Utilities
1.	AES	30.	NiSource
2.	Allete	31.	NorthWestern Energy
3.	Alliant Energy	32.	NW Natural
4.	Ameren	33.	OGE Energy
5.	American Electric Power	34.	Oncor Electric Delivery
6.	Atmos Energy	35.	ONE Gas
7.	AVANGRID	36.	Otter Tail
8.	Avista	37.	Pacific Gas & Electric
9.	Berkshire Hathaway Energy	38.	Peoples Natural Gas
10.	Black Hills	39.	Pinnacle West Capital
11.	CenterPoint Energy	40.	PNM Resources
12.	CH Energy Group	41.	Portland General Electric
13.	Chesapeake Utilities	42.	PPL
14.	Cleco	43.	Public Service Enterprise Group
15.	CMS Energy	44.	Puget Sound Energy
16.	Dominion Energy	45.	SCANA
17.	Duke Energy	46.	Sempra Energy
18.	Duquesne Light Company	47.	South Jersey Industries
19.	Edison International	48.	Southern Company Services
20.	El Paso Electric Co.	49.	Southwest Gas
21.	Entergy	50.	Spire Group
22.	Eversource Energy	51.	TECO Energy
23.	Exelon	52.	Tennessee Valley Authority
24.	FirstEnergy	53.	UGI
25.	Idaho Power	54.	Unitil
26.	ITC Holdings Corp.	55.	UNS Energy
27.	LG&E and KU Energy Services	56.	Vectren
28.	MDU Resources	57.	Westar Energy
29.	NextEra Energy	58.	Wisconsin Energy
		59.	Xcel Energy

2019 Proxy Statement A-1

Appendix B

Reconciliation of Non-GAAP Financial Metric

The EPS financial Metric actual result represents an adjusted earnings per share (non-GAAP financial measure) that is derived from the following GAAP financial measure for the year ended December 31, 2018:

Earnings per share – diluted basis (GAAP financial measure)	$ 1.080
Acquisition transaction and transition costs	0.065
Peoples interest hedge – mark-to-market	0.265
Adjusted earnings per share (Non-GAAP)	$ 1.410
Compensation Adjustments:
Acquisition transaction and transition costs	0.037
Acquisition actual vs budget	0.005
Income tax effect	(0.012)
Adjusted earnings per share (Non-GAAP) for Compensation Metric Attainment	$ 1.440

Adjusted earnings per share is a key measure of our financial and operational results.

B-1 2019 Proxy Statement

Appendix C

AQUA AMERICA, INC.
AMENDED AND RESTATED
OMNIBUS EQUITY COMPENSATION
PLAN

2019 Proxy Statement C-1

Aqua America, Inc.

AMENDED AND RESTATED OMNIBUS EQUITY COMPENSATION PLAN

The purpose of the Aqua America, Inc. Amended and Restated Omnibus Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Aqua America, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries, and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute to the success of the Company, align the economic interests of the participants with those of the shareholders, and provide a means through which the Company can attract and retain officers, other key employees, non-employee directors and key consultants of significant talent and abilities for the benefit of our shareholders and customers. The Plan first became effective as of May 8, 2009, subject to approval by the shareholders of the Company, and was amended as of February 25, 2011. The Plan was further amended as of September 1, 2013 to reflect the 25% stock split, effective as of September 1, 2013 (the “2013 Stock Split”), and further amended and restated as of February 27, 2014 and on February 22, 2017. The Plan is hereby amended and restated by the Board of Directors on February 28, 2019 to extend the term of the Plan for ten additional years, and to make other updating changes, subject to approval by the shareholders at the 2019 Annual Meeting.

Section 1. Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)	“Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(b)	“Automatic Exercise Date” means, with respect to an Option, the last business day of the applicable term that was established by the Committee for such Option (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option if the Option initially had a ten-year term); provided, that with respect to an Option that has been amended pursuant to this Plan so as to alter the term, “Automatic Exercise Date” shall mean the last business day of the term that was established by the Committee for such Option as amended.

(c)	“Awards” means the Options, Stock Awards, Stock Units, SARs and Other Stock-Based Awards granted under this Plan.

(d)	A Person shall be deemed a “Beneficial Owner” of any securities:

(i)	that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii)	that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)	that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

C-2 2019 Proxy Statement

Appendix C

(g)	“Change in Control” shall be deemed to have occurred if:

(i)	any Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the Company Stock then outstanding;

(ii)	during any twenty-four month (24) period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

(iii)	there occurs a sale of 50% or more of the aggregate assets or earning power of the Company and its subsidiaries, or its liquidation is approved by a majority of its shareholders or the Company is merged into or is merged with an unrelated entity such that following the merger, the shareholders of the Company no longer own more than 50% of the resultant entity.

Notwithstanding anything in this subsection (g) to the contrary, a Change in Control shall not be deemed to have taken place under clause (g)(i) above if (A) such Person becomes the Beneficial Owner in the aggregate of 20% or more of the Company Stock then outstanding as a result, in the determination of a majority of those members of the Board in office prior to the acquisition, of an inadvertent acquisition by such Person if such Person, as soon as practicable, divests itself of a sufficient amount of its Company Stock so that it no longer owns 20% or more of the Company Stock then outstanding, or (B) such Person becomes the Beneficial Owner in the aggregate of 20% or more of the Company Stock outstanding as a result of an acquisition of Company Stock by the Company which, by reducing the number of shares of Company Stock outstanding, increases the proportionate number of shares of Company Stock beneficially owned by such Person to 20% or more of the shares of Company Stock then outstanding; provided, however that if a Person shall become the Beneficial Owner of 20% or more of the shares of Company Stock then outstanding by reason of Company Stock purchased by the Company and shall, after such share purchases by the Company become the Beneficial Owner of any additional shares of Company Stock, then the exemption set forth in this clause shall be inapplicable.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i)	“Committee” means the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(j)	“Company” means Aqua America, Inc. and shall include its successors.

(k)	“Company Stock” means common stock of the Company.

(l)	“Continuous Service” means that the Grantees’s service with an Employer, whether as an Employee, Key Advisor or member of the Board, is not interrupted or terminated. The Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to an Employer as an Employee, key Advisor or member of the Board or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

(m)	“Disability” or “Disabled” means a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(n)	“Dividend” means a dividend paid on shares of Company Stock. If interest is credited on accumulated dividends, the term “Dividend” shall include the accrued interest.

(o)	“Dividend Equivalent” means a dividend payable on a hypothetical share of Company Stock.

(p)	“Dividend Equivalent Amount” means an amount determined by multiplying the number of Dividend Equivalents subject to a Grant by the per-share cash Dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any Dividend paid by the Company on its outstanding Company Stock in consideration other than cash, with respect to each record date for the payment of a dividend during the Accumulation Period described in Section 11(a)(i). If interest is credited on accumulated Dividend Equivalents, the term “Dividend Equivalent Amount” shall include the accrued interest.

2019 Proxy Statement C-3

Appendix C

(q)	“Early Retirement” means, except as otherwise provided in the Grant Instrument, termination of a Grantee’s employment that occurs on or after the date that the Grantee becomes eligible for early retirement pursuant to the terms of the Pension Plan; provided, however, that if a Grantee is not an active participant in the Pension Plan immediately prior to terminating employment, “Early Retirement” means, except as otherwise provided in the Grant Instrument, termination of a Grantee’s employment that occurs on or after the date that a Grantee is first eligible for Social Security retirement benefits and has completed at least 10 years of service as would be determined for vesting purposes under the Pension Plan.

(r)	“Employee” means an employee of the Company or a subsidiary of the Company.

(s)	“Employer” means the Company and each of its subsidiaries.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(v)	“Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(w)	“Grant” means a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(x)	“Grant Instrument” means the agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(y)	“Grantee” means an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(z)	“Incentive Stock Option” means an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(aa)	“Key Advisor” means a consultant or advisor of an Employer.

(bb)	“Non-Employee Director” means a member of the Board who is not an Employee.

(cc)	“Nonqualified Stock Option” means an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(dd)	“Normal Retirement” means, except as otherwise provided in the Grant Instrument, termination of a Grantee’s employment on or after the date a Grantee first satisfies the conditions for normal retirement benefits under the terms of the Pension Plan, whether or not the Grantee is covered by the Pension Plan.

(ee)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

(ff)	“Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(gg)	“Pension Plan” means the Retirement Income Plan for Aqua America, Inc. and Subsidiaries, as in effect from time to time.

(hh)	“Performance Goals” means financial or operating, stock performance-related or individually-based goals established for an Award by the Committee, or, pursuant to delegated authority, by a delegate.

(ii)	“Performance Period” means the period established by the Committee for an Award for which Performance Goals are established, which Performance Period shall be at least one (1) year.

(jj)	“Person” means any individual, firm, corporation, partnership or other entity except the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan.

(kk)	“SAR” means a stock appreciation right with respect to a share of Company Stock.

(ll)	“Stock Award” means an award of Company Stock, with or without restrictions.

(mm)	“Stock Unit” means an award of a phantom unit that represents a hypothetical share of Company Stock.

C-4 2019 Proxy Statement

Appendix C

Section 2. Administration

(a)	Committee. The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. The Committee, if applicable, should consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. The Board shall approve and administer all grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee. In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)	Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the provisions of Section 17 below, and (v) deal with any other matters arising under the Plan.

(c)	Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

Section 3. Grants

Awards under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

Section 4. Shares Subject to the Plan

(a)	Shares Authorized. Subject to adjustment as described in subsection (b) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan, as adjusted for the 2013 Stock Split, is 6,250,000 shares. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. For the avoidance of doubt, if shares of Company Stock are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan. As of December 31, 2018, the number of shares of Company Stock available for future Grants under this Plan is 3,947,733.

(b)	Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In connection with adjustments described in this Section 4(b), in order to eliminate fractional shares, the number of shares of Company Stock subject to outstanding Grants may be rounded up or down, as determined by the Committee, in its sole discretion, subject to compliance with sections 424 and 409A of the Code, as applicable, and the applicable limitations on shares of Company Stock under the Plan. In the event of a Change in Control of the Company, the provisions of Section 15 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

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Section 5. Eligibility for Participation

(a)	Eligible Persons. All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)	Selection of Grantees. The Committee shall select the Employees, Key Advisors and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6. Options

The Committee may grant Options to an Employee, Key Advisor or Non-Employee Director upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)	Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Key Advisors and Non-Employee Directors.

(b)	Type of Option and Price.

(i)	The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Key Advisors and Non-Employee Directors.

(ii)	The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(c)	Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(d)	Exercisability of Options.

(i)	Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The vesting schedule for any Option shall be a minimum of six (6) months.

(ii)	The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during the same period as would be required to vest in the underlying Option, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e)	Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

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(f)	Termination of Employment.

(i)	Except as otherwise provided by the Committee, an Option may only be exercised while the Grantee is providing Continuous Service to the Employer as an Employee, Key Advisor or member of the Board.

(ii)	The Committee may specify in the Grant Instrument such terms as the Committee deems appropriate with respect to the exercise of Options after termination of employment or service. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to provide Continuous Service to the Employer shall terminate as of such date, and any vested Options may be exercised for ninety (90) days after the date on which Continuous Service ceased. In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is providing Continuous Service to the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(g)	Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Company depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)	Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

(i)	Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise determined by the Committee (in a Grant Instrument or otherwise) or as otherwise directed in writing to the Company by a Grantee holding an Option, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Company Stock as of such date shall automatically and without further action by the Grantee or the Company be exercised on the Automatic Exercise Date. Payment of the exercise price of any such Option and related tax obligations shall be “net settled” to the maximum extent permitted by applicable law. Unless otherwise determined by the Committee, this Section 6(i) shall not apply to an Option if the Grantee incurs a termination of Continuous Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Company Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 6(i).

Section 7. Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Key Advisor or Non-Employee Director under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)	General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time, at a particular date or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.” The minimum Restriction Period for Stock Awards with a Restriction Period shall be one (1) year from the date of grant.

(b)	Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

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(c)	Requirement of Continuous Service. If the Grantee ceases to provide Continuous Service to an Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. If a Grantee has an Early Retirement or Normal Retirement event during the Restriction Period, the number of Stock Awards that shall vest shall be pro-rated to the date of such Early Retirement or Normal Retirement, as the case may be. Such payment shall be made no earlier than the end of the Restriction Period (or the end of the period during which the Grantee must render Continuous Service, if later), and no later than 75 days following the later of the end of the Restriction Period or Performance Period, as applicable, or the end of the period of Continuous Service.

(d)	Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 14(a) below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)	Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any Dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee; provided that any dividends with respect to performance-based Stock Awards shall be withheld and shall be payable only if and to the extent that the restrictions on the underlying Stock Awards lapse, as determined by the Committee.

(f)	Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee.

Section 8. Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Key Advisor or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)	Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)	Terms of Stock Units. The Committee may grant Stock Units that are payable if specified Performance Goals, service requirements and/or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. If a Restriction Period is established for a Stock Units grant, it shall be a minimum of one (1) year.

(c)	Requirement of Continuous Service. If the Grantee ceases to provide Continuous Service to an Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited, provided, however, if a Grantee has an Early Retirement or Normal Retirement event prior to the vesting of Stock Units, the number of Stock Units that shall vest shall be pro-rated to the date of such Early Retirement or Normal Retirement, as the case may be. Such payment, with respect to Stock Units that are subject to Section 409A shall be made no earlier than the end of the vesting schedule (or the end of the period during which the Grantee must render Continuous Service, if later), and no later than 75 days following the later of the end of the Restriction Period or the end of the period of Continuous Service.

(d)	Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9. Stock Appreciation Rights

The Committee may grant SARs to an Employee, Key Advisor or Non-Employee Director separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)	General Requirements. The Committee may grant SARs to an Employee, Key Advisor or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

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(b)	Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)	Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is providing Continuous Service to the Employer or during the applicable period after termination of employment or service determined by the Committee and set forth in the Grant Instrument. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)	Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e)	Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)	Form of Payment. The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10. Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Section 6, Section 7, Section 8 and Section 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Key Advisor or Non-Employee Director, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11. Dividend Equivalents

The Committee may grant Dividend Equivalents alone or in connection with Stock Units or Other Stock-Based Awards to an Employee, Key Advisor or Non-Employee Director. The Committee may grant Dividend Equivalents on the terms described in subsections (a) through (d) below or on such other terms and conditions as the Committee deems appropriate; provided that any Dividend Equivalents granted in connection with performance-based Stock Units or Other Stock-Based Awards shall be withheld and shall be payable only if and to the extent that the restrictions on the related Stock Units or Other Stock-Based Awards lapse, as determined by the Committee. Except as otherwise provided in the Grant Instrument, the following provisions may be applicable to Dividend Equivalents:

(a)	Amount of Dividend Equivalent Credited. The Company shall credit to an account for each Grantee maintained by the Company in its books and records on each record date the Dividend Equivalent Amount for each Grantee attributable to each record date, from the date of grant until the earliest of the date of:

(i)	the end of the applicable accumulation period designated by the Committee at the time of grant (the “Accumulation Period”),

(ii)	the date the Grantee ceases to be employed by, or provide service to, the Employer for any reason, or as otherwise determined by the Committee, or

(iii)	the end of the period of four years from the date of the grant.

The Company shall maintain in its books and records separate accounts which identify the Dividend Equivalent Amounts for each Grantee, reduced by all amounts paid pursuant to subsection (b) below. No interest shall be credited to any such account. The amount of Dividend Equivalents credited pursuant to this subsection (a) shall be deemed a separate payment for purposes of section 409A of the Code.

(b)	Payment of Credited Dividend Equivalents. Except with respect to Dividend Equivalents granted in connection with performance-based Stock Units or Other Stock-Based Awards, any Dividend Equivalent Amounts accrued in an account between the date of grant to March 1 of the following year shall be distributed to the Grantee no later than March 15 of the year following the date of grant, subject to subsection (c) below, and any Dividend Equivalent Amounts accrued in an account from March 2 of the year following the date of grant (or any anniversary thereof) through March 1 of the following year shall be distributed to the Grantee no later than March 15 of such following year, subject to subsection (c) below. Notwithstanding the foregoing, except as otherwise determined by the Committee, if a Change in Control occurs while the Grantee is providing Continuous Service to the Employer, any Dividend Equivalent Amounts or portion thereof, which have not, prior to such date, been paid to the Grantee or forfeited shall be paid to the Grantee within sixty (60) days following the consummation of the Change in Control, subject to compliance with section 409A of the Code.

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(c)	Forfeiture of Dividend Equivalents. Except as otherwise determined by the Committee, payment of Dividend Equivalent Amounts for any accrual period ending on March 1 as described in subsection (b) above shall be forfeited by the Grantee if the Grantee is not providing Continuous Service to the Employer on March 1 of such accrual period. Dividend Equivalent Amounts payable pursuant to Dividend Equivalents granted in connection with performance-based Stock Units or Other Stock-Based Awards shall be distributed to the Grantee at the time the underlying Stock Units or Other Stock-Based Awards are paid, to the extent that such Grants become payable.

(d)	Form of Payment. All Dividend Equivalent Amounts shall be paid solely in cash.

Section 12. Qualified Performance-Based Compensation

The Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall have Performance Goals and a Performance Period as part of the terms of such Award. The Committee will establish, in writing, the Performance Goals and the Performance Period for each applicable Award; provided, however, that where the determination of the Performance Goals and Performance Period for any Award for which the Committee has delegated authority under Section 2(a), the authority to establish Performance Goals and a Performance Period is also delegated. Such Performance Goals may vary by Grantee and by Award. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Awardees.

Section 13. Withholding of Taxes

(a)	Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)	Election to Withhold Shares. The Committee may determine that the Company’s tax withholding obligation with respect to Grants paid in Company Stock shall be satisfied by having shares of Company Stock withheld at the time such Grants become taxable. In addition, the Committee may allow Grantees to elect to have such share withholding applied to particular Grants. The election must be in a form and manner prescribed by the Company and may be subject to limits imposed by the Committee.

Section 14. Transferability of Grants

(a)	Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)	Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 15. Consequences of a Change in Control

(a)	Treatment of Outstanding Grants. In the event of a Change in Control, the Committee may take one or more of the following actions with respect to any or all outstanding Grants: (i) accelerate the vesting of outstanding Options and SARs upon a specified termination of employment or service or upon the Change in Control; (ii) provide for the lapse of the restrictions and conditions on outstanding Stock Awards upon a specified termination of employment or service or upon the Change in Control; (iii) accelerate the vesting of Stock Units, Other Stock-Based Awards and unpaid Dividend Equivalent Amounts and provide that such Grants shall be paid at their target values, or in such greater amounts as the Committee may determine upon a specified termination of employment or service or upon the Change in Control; (iv) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; or (vi) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Any surrender or termination shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of Company Stock does not exceed the per share Exercise Price of an Option or base amount of a SAR, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender or termination of the Option or SAR.

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(b)	Committee. The Committee making the determinations under this Section 15 following a Change in Control must be comprised of the same members as those on the Committee immediately before the Change in Control.

Section 16. Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Company deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17. Amendment and Termination of the Plan

(a)	Amendment. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that neither the Board nor the Committee shall amend the Plan without shareholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)	No Repricing Without Shareholder Approval. Except in connection with a corporate transaction involving all of the Company Stock (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Company Stock or other securities, or similar transaction), the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price or base price (as applicable) of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the then current Company Stock price in exchange for cash or other securities. In addition, the Plan may not be amended to permit the actions in (i), (ii) or (iii), unless the Company obtains shareholder approval.

(c)	Termination of Plan. The Plan shall terminate on May 2, 2029, unless the Plan is terminated earlier by the Board or Committee or is extended by the Board or Committee with the approval of the shareholders.

(d)	Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(g) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(g) below or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(e)	Effective Date of the Plan Amendment and Restatement. This 2019 amendment and restatement of the Plan shall be effective on May 2, 2019 upon receipt of shareholder approval of this Plan (the “Effective Date”); provided, however that any Awards made under the Plan prior to such Effective Date with performance goals shall be governed by the Plan as in effect at the time the Award was made.

Section 18. Miscellaneous

(a)	Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock award grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

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Appendix C

(b)	Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)	Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)	Rights of Grantees. Nothing in the Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)	Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated. Notwithstanding the foregoing, as set forth in Section 4(b) above, in connection with any such adjustment described, the number of shares of Company Stock subject to any Grants made under the Plan may be rounded up or down, as determined by the Committee, in its sole discretion, subject to compliance with sections 424 and 409A of the Code, as applicable, and the applicable limitations on shares of Company Stock under the Plan.

(f)	Section 409A. The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Grant granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(g)	Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(h)	Employees Subject to Taxation Outside the United States. With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(i)	Company Policies. All Grants made under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(j)	Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

C-12 2019 Proxy Statement

AQUA AMERICA, INC. 762 WEST LANCASTER AVENUE BRYN MAWR, PA 19010	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E64154-P17909	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AQUA AMERICA, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the nominees listed:

1.	To consider and take action on the election of seven nominees for directors:				☐	☐	☐

Nominees:
	01)	Elizabeth B. Amato	05)	Ellen T. Ruff
	02)	Nicholas DeBenedictis	06)	Lee C. Stewart
	03)	Christopher H. Franklin	07)	Christopher Womack
	04)	Daniel J. Hilferty

The Board of Directors recommends you vote FOR the following proposals:										For	Against	Abstain

2.	To consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2019 fiscal year;									☐	☐	☐

3.	To approve an advisory vote on the compensation paid to the Company's named executive officers for 2018.									☐	☐	☐

4.	To approve the Amended and Restated Omnibus Equity Compensation Plan.									☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

					Yes	No

Please indicate if you plan to attend this meeting.					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Aqua America, Inc. Annual Meeting of Shareholders to be held May 2, 2019 at 8:00 a.m., Local Time, at the Omni Richmond Hotel, 100 South 12th Street, Richmond, VA 23219. Please present this original ticket for admission at the registration table.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ir.aquaamerica.com.

E64155-P17909

Proxy

Aqua America, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AQUA AMERICA, INC.

Proxy for Annual Meeting of Shareholders on May 2, 2019.

The undersigned hereby appoints Christopher P. Luning and Daniel J. Schuller, or a majority of them or any one of them acting singly in absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Aqua America, Inc., to be held at the Omni Richmond Hotel, 100 South 12th Street, Richmond, VA 23219, at 8:00 a.m., local time on Thursday, May 2, 2019 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Aqua America, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Aqua America, Inc. as designated on the reverse side.

The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the nominees listed in Proposal No. 1 on the reverse side, FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2019 fiscal year in Proposal No. 2; FOR the compensation paid to the Company's named executive officers for 2018 in Proposal No. 3; FOR the approval of the Amended and Restated Omnibus Equity Compensation Plan in Proposal No. 4; and in accordance with the proxies' discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

Continued and to be signed on reverse side